                                                                    EXHIBIT 10.9




                                 THIRD AMENDMENT

                                       TO

                               AGREEMENT OF LEASE




                                     BETWEEN




                              APA PROPERTIES #6, LP

                                       AND

                               BEST PROGRAMS, INC.

                       THIRD AMENDMENT TO LEASE AGREEMENT

      THIS THIRD AMENDMENT TO LEASE AGREEMENT (this "Amendment") is made and entered into as of 1st day of March, 1997 by and between APA PROPERTIES NO. 6 L.P., a Delaware limited partnership ("Landlord") successor in interest to RESTON INVESTMENT PROPERTIES ASSOCIATES LIMITED PARTNERSHIP and BEST SOFTWARE INC., a Virginia corporation, formerly known as BEST PROGRAMS, INC. ("Tenant").

                                    RECITALS:

      WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated October 28, 1991, as amended by that certain First Amendment to Lease Agreement dated June 1, 1992, and as amended by that certain Second Amendment to Lease Agreement dated September 29, 1993, (the "Lease") for the use and occupancy of twenty-two thousand four hundred one (22,401) rentable square feet (the "Premises"), in the building located at 11413 Isaac Newton Square, Reston, Virginia (the "Building") all as more fully set forth in the Lease; and

      WHEREAS, the term of the Lease (the "Term") is currently scheduled to expire as of April 30, 1997 and Landlord and Tenant desire to extend the Term through February 28, 2002 subject to and in accordance with the terms and conditions set forth in this Amendment; and

      WHEREAS, Landlord and Tenant desire to make certain modifications to the Lease as more particularly set forth hereinbelow.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Landlord and Tenant, intending legally to be bound, hereby agree as follows:

      1. The recitals contained above are true to the best of the parties' knowledge and are incorporated by reference herein.

      2. Any term herein that is defined in the Lease shall have the same meaning as specified in the Lease unless otherwise specifically provided herein.

      3. The Term of the Lease, is hereby extended, for the Premises, unless earlier terminated on the basis provided in the Lease or this Amendment, for a period of five (5) years from the Extension Commencement Date, to end and expire on the last day of February, 2002 (the "Extension Term").

      4a. Effective March 1, 1997 (the "Extension Commencement Date"), as base rent for the Premises, Tenant shall pay to Landlord the sum of Three Hundred, Thirty-six Thousand, Fifteen and 00/100 dollars (336,015.00) per annum for the first lease year, and on the first day of each lease year subsequent to the expiration of the first lease year throughout the term of this Lease, the base rent shall, as of the first day of each such lease year, be increased by the amount equal to the product obtained by multiplying (i) the base rent payable for the preceding lease year times (ii) three (3%) percent, which modifies
Article 4.2 of the Lease.

      b. Base rent stipulated for each of the applicable lease years shall be paid in equal one-twelfth (1/12th) installments in advance on the first day of each calendar month for the applicable lease year. Base rent and all other items of rent or payments due Landlord under this Lease shall be paid to Landlord at the address of Landlord at such address and/or to such other party as Lessor may, from time to time, designate by written notice to Tenant in the manner hereafter set forth. The base rent for the Extension Term is outlined in the following rent schedule:

             -------------------------------------------------------------------
             Period                   Base Annual Rent       Monthly Installment
             -------------------------------------------------------------------
             03/01/97 - 2/28/98       $336,015.00            $28,001.25
             -------------------------------------------------------------------
             03/01/98 - 2/28/99       $346,095.45            $28,841.29
             -------------------------------------------------------------------
             03/01/99 - 2/28/00       $356,478.31            $29,706.53
             -------------------------------------------------------------------
             03/01/00 - 2/28/01       $367,172.66            $30,597.72
             -------------------------------------------------------------------
             03/01/01 - 2/28/02       $378,187.84            $31,515.65
             -------------------------------------------------------------------

      5. Tenant agrees to accept the Premises in its present "as is" condition and Tenant further agrees that Landlord has no obligation to do any work in, on or to the Premises to make the same ready for Tenant's use, however Tenant or Landlord, at Tenant's election, may perform the work described in the Exhibit to be attached hereto and made a part of ("Tenant Improvements") hereof subject to Paragraph 6 (a-c).

      6a. Landlord and Tenant each hereby acknowledge that the plans and specifications for the Tenant Improvements to be done in the Premises shall be drawn by Landlord's architect and approved by Landlord and Tenant prior to the commencement of such Tenant Improvements. Said plans shall be attached hereto as an Exhibit after such approval.

      b. Tenant or Landlord, at Tenant's election, may perform the Tenant Improvements shown on the attached Exhibit.

      c. Landlord shall provide Tenant with an allowance not to exceed One Hundred Twelve Thousand, Five and 00/100 Dollars ($112,005.00)("Tenant Improvement Allowance"). Such Tenant Improvement Allowance shall be utilized prior to February 28, 1998, and for the purpose of performing Tenant Improvements to and within the Premises including costs and fees for architectural plans, engineering, permits and a five percent (5%) construction management fee (provided however that the construction management fee shall not be charged against). In the event Tenant elects to perform the Tenant Improvements, Landlord shall contribute up to the Tenant Improvement Allowance stipulated herein upon the completion of the Tenant Improvements performed by Tenant in accordance with the Exhibit. The Tenant shall provide Landlord with copies of receipts for work performed in the Premises and Landlord shall reimburse Tenant up to the Tenant Improvement Allowance, subject to the following:

             (1) Landlord shall approve the plans prior to construction.

             (2) Tenant shall supply a copy of Certificate of Insurance from the contractor naming Landlord "Additional Insured" with notice provision.

             (3) Tenant shall supply Landlord with a copy of the building permit taken out by Tenant's contractor.

             (4) Landlord reserves the right to inspect the work.

             (5) Tenant shall use Landlord's roofing contractor for any roof penetrations.

             (6) Tenant shall supply a final lien waiver from Tenant's contractor.

             (7) Payment shall be made from Landlord to Tenant within 45 days after the completion of item 6 plus verification that Tenant spent at least an amount equal to the Tenant Improvement Allowance towards Tenant Improvements per approved plans.

      7. Effective upon the Extension Commencement Date, the Operating Charges Base Amount shall be adjusted based upon the actual 1997 calendar year operating charges. According, Tenant shall not pay any Operating Charges during the first Lease Year of the Extension Term and shall pay its proportionate share of the Operating Charges in each subsequent Lease Year.

      8. Landlord hereby grants to Tenant the conditional right, exercisable at Tenant's option, to renew the term of this Lease for one (1) term of two(2) years (the "Renewal Term"). If exercised, and if the conditions applicable thereto have been satisfied, the Renewal Term shall commence immediately following the end of the initial Lease Term of this Lease. The rights of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

             (a) Tenant shall exercise its right of renewal with respect to the Renewal Term by giving Landlord written notice six (6) months prior to the expiration of the Extension Term of this Lease ("Renewal Notice"). The parties shall have thirty (30) days after Landlord's timely receipt of the Renewal Notice in which to negotiate in order to agree on the existing "market rate" base rent, escalation factor, and additional rent (collectively, the "Market Rent"). Among the factors to be considered by the parties during such negotiations shall be the general office rental market in the Northern Virginia area for renewal tenants and the rental rates (and any concessions, including rent abatements and building allowances) then being quoted by Landlord (or other landlords) to comparable renewal tenants for comparable space in the Complex (or elsewhere in the Northern Virginia market). If Landlord and Tenant are able to agree on the Market Rent, then the base rent, escalation factor, and additional rent which shall be payable during the Renewal Term shall be the lesser of (1); one hundred (100%) percent of such Market Rent or (2) the current base rent in effect under this Lease during the Lease Year immediately preceding the commencement of the Renewal Term times 103% ($378,187.84 X 103% = $389,533.48). If during such thirty (30) day period the parties agree on such base rent, escalation factor, and additional rent payable during each year of the Renewal Term, and all other terms and conditions, then they shall promptly execute an amendment to this Lease stating the rent and charges and other terms and conditions so agreed upon. If during such thirty (30) day period the parties are unable, for any reason whatsoever, to agree on such base rent, escalation factor, and additional rent payable and all other terms and conditions, then Tenant's rights with respect to such Renewal Term shall lapse and be of no further force or effect.

             (b) If any Renewal Notice is not given timely, then Tenant's rights of renewal with respect to the Renewal Term shall lapse and be of no further force or effect.

             (c) If Tenant is in default of this Lease beyond any applicable cure periods on the date the Renewal Notice is given to Landlord or at any time thereafter prior to commencement of the Renewal Term or if there exists a material adverse change in Tenant's financial condition, then, at Landlord's option, the Renewal Term shall not commence and the term of this Lease shall expire at the expiration of the then-current term of this Lease.

             (d) If at any time thirty percent (30%) or more of the rentable square feet of the Premises has been subleased or assigned, then Tenant's rights pursuant to this Section shall lapse and be of no further force or effect.

             (e) Tenant's right of renewal under this Section may be exercised by Tenant only and may not be exercised by any transferee, sublessee or assignee of Tenant.

      9. Tenant represents that the sole brokers involved in the consummation of this Agreement were The Mark Winkler Company and The Rome Group, Inc. and that no dealings or prior negotiations were had with any other broker concerning this Agreement. Tenant agrees to hold Landlord harmless against any claims for brokerage commissions other than those made by The Mark Winkler Company and The Rome Group, Inc. arising out of any conversations had by Tenant with any other broker.

      10. Ratification. Except as otherwise expressly modified by the terms of this Amendment, the Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect, and, as further amended hereby constitute valid and binding obligations of Landlord and Tenant enforceable against each party according to the terms thereof. Each party hereby acknowledges that to its actual knowledge as of this date, the other party is not in default under the Lease as of the date hereof, and that it is not actually aware of any condition or circumstances which, but for the passage of time or delivery of notice, or both, would constitute an event of default by the other party under the Lease. Each party also acknowledges that, to its actual knowledge as of this date, it has no claims, defense or set-offs of any kind to the payment or performance of its obligations under the Lease. Nothing contained herein shall be deemed to waive any sums due from either party to the other party or to waive any default or event which, with the passage of time or delivery of notice, or both, would constitute a default by any party under the Lease as of the date hereof.

      11. Authority. Tenant and each of the persons executing this Amendment on behalf of Tenant hereby covenants and warrants that Tenant is duly organized, authorized and existing corporation and is in good standing under the laws of the Commonwealth of Virginia and is duly qualified to transact business in the Commonwealth of Virginia, that Tenant has full right and authority to enter into this Amendment, and that the person signing on behalf of Tenant is authorized to do so.

             IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment to Lease Agreement under seal on the date first above written.

                                        LANDLORD:

ATTEST:                                 APA PROPERTIES NO. 6 L.P.,
                                        By its Managing Agent,
                                        PETER LAWRENCE OF VIRGINIA, INC.

/s/ Tammy Harris                        By: /s/ JAMES J. SHAPIRO
----------------                            -------------------------------
                                                James J. Shapiro, President

                                        Date: 3/18/97
                                             ------------------------------

                                        TENANT:

ATTEST:                                 BEST SOFTWARE, INC.

                                        By: /s/ DAVID N. BOSSERMAN
----------------                            -------------------------------
                                                DAVID N. BOSSERMAN

                                        Title:  Chief Financial Officer


                                        Date: 3/13/97
                                             ------------------------------

                                     EXHIBIT

                             (PLANS TO BE ATTACHED)

                                 LEASE AGREEMENT

                                 BY AND BETWEEN

                     RESTON INVESTMENT PROPERTIES ASSOCIATES
                               LIMITED PARTNERSHIP


                                       AND


                               BEST PROGRAMS, INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I
     DEFINITIONS .........................................................     1

ARTICLE II
     PREMISES ............................................................     1

ARTICLE III
     TERM ................................................................     8

ARTICLE IV
     BASE RENT ...........................................................    11

ARTICLE V
     OPERATING CHARGES ...................................................    12

ARTICLE VI
     USE OF PREMISES .....................................................    17

ARTICLE VII
     ASSIGNMENT AND SUBLETTING ...........................................    18

ARTICLE VIII
     MAINTENANCE AND REPAIRS .............................................    21

ARTICLE IX
     ALTERATIONS .........................................................    22

ARTICLE X
     SIGNS ...............................................................    25

ARTICLE XI
     [INTENTIONALLY DELETED] .............................................    25

ARTICLE XII
     HOLDING OVER ........................................................    25

ARTICLE XIII
     INSURANCE ...........................................................    26

ARTICLE XIV
     SERVICES AND UTILITIES ..............................................    28

ARTICLE XV
     LIABILITY OF LANDLORD ...............................................    30

ARTICLE XVI
     RULES AND REGULATIONS ...............................................    31

ARTICLE XVII
     DAMAGE OR DESTRUCTION ...............................................    31

ARTICLE XVIII
     CONDEMNATION ........................................................    33

ARTICLE XIX
     DEFAULT .............................................................    34

ARTICLE XX
     BANKRUPTCY ..........................................................    37

ARTICLE XXI
     SUBORDINATION .......................................................    38

ARTICLE XXII
     COVENANTS OF LANDLORD ...............................................    38

ARTICLE XXIII
     ADDITIONAL OBLIGATIONS OF LANDLORD ..................................    39

ARTICLE XXIV
     PARKING .............................................................    41

ARTICLE XXV
     GENERAL PROVISIONS ..................................................    41



EXHIBIT A -- Plan Showing Premises
EXHIBIT B -- Plan Showing First Expansion Space
EXHIBIT C -- Plan Showing Second Expansion Space
EXHIBIT D -- Measurement of Rentable Area
EXHIBIT E -- Work Agreement
EXHIBIT F -- Form of Certificate Affirming
               Lease Commencement Date
EXHIBIT G -- Plan Showing Picnic and Recreational Area
               and Parking in Rear of Building
EXHIBIT H -- Janitorial Specifications
EXHIBIT I -- Rules and Regulations

                                 LEASE AGREEMENT


    THIS LEASE AGREEMENT (this "Lease") is dated as of October 28, 1991, by and between RESTON INVESTMENT PROPERTIES ASSOCIATES LIMITED PARTNERSHIP, a Virginia limited partnership ("Landlord"), and BEST PROGRAMS, INC., a Virginia corporation ("Tenant").

                                    ARTICLE I
                                   DEFINITIONS

      1.1 Building: a one (1) story office building containing forty-one thousand seven hundred thirty-nine (41,739) square feet of rentable area, known as 11413 Isaac Newton Square and located on certain land (the "Land") at 11413 Isaac Newton Square, Reston, Virginia, together with related parking areas and facilities (whether in or near the Building), roadways and driveways and other amenities.

      1.2 Premises: twenty-two thousand four hundred one (22,401) square feet of rentable area located on the first (1st) floor of the Building and outlined on Exhibit A attached hereto (of which Premises twenty-two thousand one hundred twenty-three (22,123) square feet constitute usable area).

      1.3 Tenant's Proportionate Share: 53.67%.

      1.4 Lease Term: Sixty (60) months.

      1.5 Anticipated Occupancy Date: May 1, 1992.

      1.6 Base Rent and Base Rent Rate: three hundred ten thousand two hundred fifty-three dollars and eighty-eight cents ($310,253.88) for the first Lease Year (which amount is based on a base rent rate of thirteen dollars and eighty-five cents ($13.85) per square foot of rentable area), divided into twelve (12) equal monthly installments of twenty-five thousand eight hundred fifty-four dollars and forty-nine cents ($25,854.49) for the first Lease Year.

      1.7 Brokers: Priest, Taylor and Associates (as successor in interest to Priest and Associates) and Cox, Lehman Associates.

      1.8 Tenant Address for Notices: 2700 South Quincy Street, Arlington, Virginia 22206 (Attn: Mr. Jorge R. Forgues, Vice President-Finance and Administration), until Tenant has commenced beneficial use of the Premises, and the Premises (Attn: Mr. Jorge R. Forgues, Vice President-Finance and Administration) after Tenant has commenced beneficial use of the Premises.

      1.9 Complex: That portion of the development known as Isaac Newton Square that is owned by Landlord, and including all easements, rights and appurtenances thereto (including private streets, storm detention facilities and any other service facilities).

      1.10 Landlord Address for Notices: c/o The Mark Winkler Company, Suite 900, 4900 Seminary Road, Alexandria, Virginia 22311.

                                   ARTICLE II
                                    PREMISES

      2.1 Tenant leases the Premises from Landlord upon the terms stated herein. Tenant will have the non-exclusive right to use for their intended purpose the areas of the Building outside of the Premises designated by Landlord from time to time as common and public space.

      2.2 If the space outlined on Exhibit B attached hereto (the "First Expansion Space"), which First Expansion Space contains nine thousand five hundred forty-five (9,545) square feet of rentable area, becomes available after its current leasing (which current lease is anticipated to expire on or about January 1, 1992), then Tenant shall have a first right to lease such space on the following terms and conditions:

         (a) Promptly after Landlord is aware that the First Expansion Space will become available (but prior to Landlord's entering into any subsequent lease for the First Expansion Space with a third party), Landlord shall notify Tenant in writing of the expected availability of the First Expansion Space. Tenant shall have until 5:00 p.m. on August 15, 1992 to notify Landlord in writing of its election to lease all (but not part) of the First Expansion Space. If Landlord does not timely receive a written notice from Tenant duly exercising such right to lease the First Expansion Space, then such right under this Section 2.2 shall lapse and be of no further force or effect, except as specifically provided otherwise in Paragraph 2.2(b) below.

         (b) Notwithstanding the provisions of Paragraph 2.2(a) above, Landlord agrees that it shall notify Tenant in writing if at any time after the expiration of Tenant's rights under Paragraph 2.2(a) above but prior to the expiration of the initial Lease Term Landlord has identified a prospective tenant for the leasing of all or a part of the First Expansion Space. Tenant shall have the right, within five (5) business days of such notice from Landlord (with respect to any notice from Landlord received on or before December 31, 1992) or three (3) business days of such notice (with respect to any notice from Landlord received on or after January 1, 1993), to elect by written notice to Landlord to lease all (but not a part) of the First Expansion Space. If Landlord does not receive a written notice from Tenant duly exercising such right to lease the First Expansion Space, then Landlord shall have the right to lease all or a part of the First Expansion Space to the prospective tenant identified by Landlord free of any right of Tenant to lease such space. If Landlord does not lease all or any part of the First Expansion Space to the prospective tenant so identified, then Tenant's rights with respect to any unleased portion of the First Expansion Space shall remain in effect until the earlier of (1) the date on which all of the First Expansion Space is leased or (2) the expiration of the initial Lease Term, after which time all of Tenant's rights under this Paragraph shall lapse and be of no further force or effect.

         (c) If an Event of Default (as hereinafter defined) has occurred under this Lease and is continuing on the date written notice is given to Tenant by Landlord or at any time thereafter prior to the date the First Expansion Space is occupied by Tenant, then, at Landlord's option, Tenant's rights pursuant to this Section shall lapse and be of no further force or effect upon notice from Landlord to Tenant.

         (d) Tenant's rights under this Section may be exercised by Tenant or a Permitted Transferee (as hereinafter defined) only and may not be exercised by any other transferee, sublessee or assignee of Tenant.

         (e) If at any time twenty-five percent (25%) or more of the square feet of rentable area of the initial Premises has been subleased or assigned (except to a Permitted Transferee), then Tenant's rights pursuant to this Section shall lapse and be of no further force or effect.

         (f) The Base Rent for the First Expansion Space shall be calculated based upon the then-current Base Rent under this Lease (as such Base Rent is reduced to a per square foot rate of Base Rent), Tenant's Proportionate Share set forth in Section 1.3 above shall be adjusted accordingly to reflect the expansion of the Premises and (except as specifically provided otherwise in this Lease) all other terms and conditions of this Lease shall apply to the First Expansion Space as if the First Expansion Space were an integral part of the Premises as of the execution of this Lease. Notwithstanding the foregoing, Tenant shall have no rights whatsoever under Article XXIII of this Lease with respect to the First Expansion Space, and all rights of Tenant with respect to construction of the First Expansion Space are set forth in Section 2.5 below (rather than Section 9.1 below).

          (g) Promptly after Tenant's exercise of its rights pursuant to this Section, Landlord and Tenant shall enter into an amendment (or amendments) to this Lease incorporating the terms and conditions of this Section with respect to the First Expansion Space and any other terms or conditions deemed reasonably necessary by Landlord, which amendment (or amendments) shall contain (among other items) a provision requiring Landlord and Tenant to proceed diligently and in good faith to undertake any and all activities (including, without limitation, approval of plans and specifications for the tenant improvements to be installed in the First Expansion Space) necessary or appropriate to insure that the Expansion Space Commencement Date (as hereinafter defined) with respect to the First Expansion Space occurs as soon as is practicable after Tenant's exercise of its rights pursuant to, this Section.

      2.3 If the space outlined on Exhibit C attached hereto (the "Second Expansion Space"), which Second Expansion Space contains nine thousand seven hundred ninety-three (9,793) square feet of rentable area, becomes available after its current leasing during the Lease Term (which current lease is anticipated to expire (subject to its renewal rights) on or about December 12,
1993), then Tenant shall have a first right to lease such space on the following terms and conditions:

          (a) Tenant shall have until no later than 5:00 p.m. on June 18, 1993 to notify Landlord in writing of its election to lease at least five thousand (5,000) square feet within the Second Expansion Space, which election shall be subject only to the right of the current tenant to exercise its right to renew the current lease for the Second Expansion Space (as more particularly set forth in the first sentence of Paragraph 2.3(c) below). If Landlord does not timely receive a written notice from Tenant duly exercising such right to lease the Second Expansion Space, then such right under this Section shall lapse and be of no further force or effect (except as specifically provided otherwise in Paragraph 2.3(b) below). Landlord shall notify Tenant promptly should the current tenant of the Second Expansion Space exercise its right to renew the current lease for the Second Expansion Space or if the current tenant of the Second Expansion Space elects not to exercise its right to renew the current lease for the Second Expansion Space.

          (b) Notwithstanding the provisions of Paragraph 2.3(a) above, Landlord agrees that it shall notify Tenant in writing if at any time after the expiration of Tenant's rights under Paragraph 2.3(a) above but prior to the expiration of the initial Lease Term Landlord has identified a prospective tenant for the leasing of all or a part of the Second Expansion Space (subject, however, to Landlord's rights under Paragraph 2.3(c) below). Tenant shall have the right, within five (5) business days of such notice from Landlord (with respect to any notice from Landlord received on or before December 31, 1993) or three (3) business days of such notice (with respect to any notice from Landlord received on or after January 1, 1994), to elect by written notice to Landlord to lease all (but not a part) of the Second Expansion Space. If Landlord does not receive a written notice from Tenant duly exercising such right to lease the Second Expansion Space, then Landlord shall have the right to lease all or a part of the Second Expansion Space to the prospective tenant identified by Landlord free of any right of Tenant to lease such space. If Landlord does not lease all or any part of the Second Expansion Space to the prospective tenant so identified, then Tenant's-rights with respect to any unleased portion of the Second Expansion Space shall remain in effect until the earlier of (1) the date on which all of the Second Expansion Space is leased or (2) the expiration of the initial Lease Term, after which time all of Tenant's rights under this Paragraph shall lapse and be of no further force or effect.

         (c) Tenant's rights under this Section are subject to and subordinate to Landlord's right to renew the current lease with the current tenant of the Second Expansion Space pursuant to the renewal option contained in such tenant's lease with Landlord. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that its rights under Paragraph 2.3(b) above also are subject to and subordinate to Landlord's right to renew the current lease with the current tenant of the Second Expansion Space on terms other than those set forth in its renewal option and that Landlord shall have no obligation whatsoever to provide Tenant an opportunity to lease the Second Expansion Space pursuant to Paragraph 2.3(b) above with respect to any proposal that Landlord might decide to issue to the current tenant of the Second Expansion Space or any negotiation that Landlord might undertake with the current tenant of the Second Expansion Space for the renewal of the current lease of the Second Expansion Space (after Tenant's rights under Paragraph 2.3(a) above lapse).

         (d) If an Event of Default has occurred under this Lease and is continuing on the date written notice is given to Tenant by Landlord or at any time thereafter prior to the date the Second Expansion Space is occupied by Tenant, then, at Landlord's option, Tenant's rights pursuant to this Section shall lapse and be of no further force or effect upon notice from Landlord to Tenant.

         (e) Tenant's rights under this Section may be exercised by Tenant or a Permitted Transferee only and may not be exercised by any other transferee, sublessee or assignee of Tenant.

         (f) If at any time twenty-five percent (25%) or more of the square feet of rentable area of the initial Premises has been subleased or assigned (except to a Permitted Transferee), then Tenant's rights pursuant to this Section shall lapse and be of no further force or effect.

         (g) Tenant has no right to lease less than five thousand (5,000) square feet within the Second Expansion Space. If Tenant timely notifies Landlord that it intends to lease less than the entire Second Expansion Space (but in no event less than five thousand (5,000) square feet of rentable area), then Landlord shall have the right to designate by written notice to Tenant the exact portion of the Second Expansion Space that is to become part of the Premises pursuant to this Section (which portion is to be of a size and configuration that shall allow the remaining portion of the Second Expansion Space to be, in Landlord's reasonable judgment, of a size and configuration that is marketable to commercial tenants as a separate suite). Landlord agrees that if it designates to Tenant a portion of the Second Expansion Space that is constructed for warehouse use, and if the remaining portion of the Lease Term is at least thirty-six (36) months, Landlord shall (at Tenant's option) either (1) install in such warehouse space, at Landlord's sole cost and expense, a building standard ceiling to provide a nine-foot (9') ceiling throughout such space (constituting a portion of the Second Expansion Space) or (2) provide to Tenant, in addition to the tenant improvements allowance described in Section 2.5 below, an allowance equal to the product obtained by multiplying (A) one dollar and twenty cents ($1.20) and (B) the number of square feet in the designated portion of the Second Expansion Space; provided, however, that the amount of such additional allowance shall not exceed six thousand dollars ($6,000) in any event. If Tenant initially elects to lease only a portion of the Second Expansion Space, Tenant shall have the right to elect to lease all of the balance of the Second Expansion Space by delivering a written notice of such election to Landlord prior to January 3, 1994. If Landlord does not receive by 5:00 p.m. on January 3, 1994 a written notice from Tenant duly exercising this aforesaid right to lease the balance of the Second Expansion Space, then such right shall lapse and be of no further force or effect.

         (h) If Tenant fails to offer to lease at least five thousand (5,000) square feet of rentable area in the Second Expansion Space pursuant to this Section, then the right of Tenant to lease the Second Expansion Space shall lapse and expire immediately (except as specifically provided otherwise in Paragraph 2.3(b) above), and Tenant shall have no rights under this Section with respect to such space (except as specifically provided otherwise in Paragraph 2.3(b) above).

         (i) The Base Rent for the portion of the Second Expansion Space that Tenant elects to lease pursuant to this Section shall be calculated based upon the then-current Base Rent under this Lease (as such Base Rent is reduced to a per square foot rate of Base Rent), Tenant's Proportionate Share set forth in
Section 1.3 above shall be adjusted accordingly to reflect the expansion of the Premises and (except as specifically provided otherwise in this Lease) all other terms and conditions of this Lease shall apply to such portion of the Second Expansion Space as if such portion of the Second Expansion Space were an integral part of the Premises as of the Lease Commencement Date. Notwithstanding the foregoing, Tenant shall have no rights whatsoever under Article XXIII of this Lease with respect to the Second Expansion Space, and all rights of Tenant with respect to construction of the Second Expansion Space are set forth in Paragraph 2.3(g) above and Section 2.5 below (rather than Section 9.1 below).

         (j) Promptly after Tenant's exercise of its rights pursuant to this Section, Landlord and Tenant shall enter into an amendment (or amendments) to this Lease incorporating the terms and conditions of this Section with respect to the Second Expansion Space and any other terms or conditions deemed reasonably necessary by Landlord, which amendment (or amendments) shall contain (among other items) a provision requiring Landlord and Tenant to proceed diligently and in good faith to undertake any and all activities (including, without limitation, approval of plans and specifications for the tenant improvements to be installed in the Second Expansion Space) necessary or appropriate to insure that the Expansion Space Commencement Date with respect to the Second Expansion Space occurs as soon as is practicable after Tenant's exercise of its rights pursuant to this Section.

      2.4 If any space in the Building (the "Additional Expansion Space") becomes available for leasing during the initial Lease Term, then Tenant shall have a first right to lease such space on the following terms and conditions:

         (a) Promptly after Landlord is aware that any Additional Expansion Space will become available (but prior to Landlord's entering into any subsequent lease for such Additional Expansion Space with a third party), Landlord shall notify Tenant in writing of the expected availability of such Additional Expansion Space. Tenant shall have a period of twenty (20) days following receipt of such notice to notify Landlord in writing of its intention to lease all (but not part) of such Additional Expansion Space. If Landlord does not timely receive a written notice from Tenant duly exercising such right to lease such Additional Expansion Space, then such right under this Section with respect to such Additional Expansion Space shall lapse and be of no further force or effect unless and until such Additional Expansion Space is leased and again becomes available for leasing.

         (b) Tenant's rights under this Section are subject to and subordinate to Landlord's right to renew the current lease with the current tenant of any Additional Expansion Space.

         (c) If an Event of Default has occurred under this Lease and is continuing on the date written notice is given to Tenant by Landlord or at any time thereafter prior to the date such Additional Expansion Space is occupied by Tenant, then, at Landlord's option, Tenant's rights pursuant to this Section shall lapse and be of no further force or effect upon notice from Landlord to Tenant.

         (d) Tenant's rights under this Section may be exercised by Tenant or a Permitted Transferee only and may not be exercised by any other transferee, sublessee or assignee of Tenant.

         (e) If at any time twenty-five percent (25%) or more of the square feet of rentable area of the initial Premises has been subleased or assigned (except to a Permitted Transferee), then Tenant's rights pursuant to this Section shall lapse and be of no further force or effect.

         (f) If such Additional Expansion Space is offered to Tenant hereunder and Tenant fails to lease such Additional Expansion Space, then the right of Tenant to lease such Additional Expansion Space immediately shall lapse and expire, and Tenant shall have no rights hereunder with respect to such space.

         (g) The Base Rent for the Additional Expansion Space that Tenant elects to lease pursuant to this Section shall be calculated based upon the then-current Base Rent under this Lease (as such Base Rent is reduced to a per square foot rate of Base Rent), Tenant's Proportionate Share set forth in
Section 1.3 above shall be adjusted accordingly to reflect the expansion of the Premises and (except as specifically provided otherwise in this Lease) all other terms and conditions of this Lease shall apply to such Additional Expansion Space as if such Additional Expansion Space were an integral part of the Premises as of the Lease Commencement Date. Notwithstanding the foregoing, Tenant shall have no rights whatsoever under Article XXIII of this Lease with respect to such Additional Expansion Space, and all rights of Tenant with respect to construction of such Additional Expansion Space are set forth in
Section 2.5 below (rather than Section 9.1 below).

         (h) Promptly after Tenant's exercise of its rights pursuant to this Section, Landlord and Tenant shall enter into an amendment (or amendments) to this Lease incorporating the terms and conditions of this Section with respect to the Additional Expansion Space that Tenant elects to lease pursuant to this Section and any other terms or conditions deemed reasonably necessary by Landlord, which amendment (or amendments) shall contain (among other items) a provision requiring Landlord and Tenant to proceed diligently and in good faith to undertake any and all activities (including, without limitation, approval of plans and specifications for the tenant improvements to be installed in such Additional Expansion Space) necessary or appropriate to insure that the Expansion Space Commencement Date with respect to such Additional Expansion Space occurs as soon as is practicable after Tenant's exercise of its rights pursuant to this Section.

         (i) In the event of any conflict between Section 2.2 or Section 2.3 and this Section 2.4, or in the event that Section 2.2 or Section 2.3 and Section
2.4 apply in any particular instance, the provisions of Section 2.2 or 2.3 shall apply instead of the provisions of Section 2.4.

      2.5 If Tenant exercises any right set forth in this Article II to lease any Expansion Space, Landlord shall improve such Expansion Space pursuant to the following terms and conditions:

         (a) Tenant acknowledges and agrees that it shall lease each and every portion of the Expansion Space that it leases pursuant to Sections 2.2, 2.3 and
2.4 in its "as is" condition. Landlord shall be responsible for improving any such portion of the Expansion Space in accordance with mutually agreed-upon plans and specifications, and Tenant shall be responsible for all of the costs and expenses that Landlord incurs in connection with such improvements (other than the costs and expenses for planning and designing such improvements and for cleaning and maintaining in good operating condition the building standard mechanical, electrical, HVAC and plumbing systems, but not for modifying or adjusting any such system to accommodate Tenant's space plan for such Expansion Space, which costs and expenses shall be Landlord's responsibility), including (without limitation) all costs and expenses for obtaining permits for, installing, equipping and constructing such improvements and supervising the aforesaid activities (and further including, without limitation, a ten percent (10%) construction management fee payable to Landlord if Landlord acts as general contractor with respect to such improvements or a five percent (5%) construction management fee payable to Landlord if another party acts as general contractor with respect to such improvements); provided, however, that Tenant shall be entitled to an allowance from Landlord against such costs and expenses equal to the product of (1) the number of square feet of rentable area in the portion of the Expansion Space that Tenant leases pursuant to Section 2.2, 2.3 or 2.4 and (2) the product obtained by multiplying (A) thirty-six and two-thirds cents (36-2/3 cents) and (B) the number of months remaining in the original Lease Term at the appropriate Expansion Space Commencement Date. If Landlord and Tenant agree in writing at the time of Tenant's election to lease all or a portion of the Expansion Space to extend the Lease Term for the entire Premises, and if the remaining portion of the Lease Term (as extended) exceeds or is equal to five (5) years, then Landlord shall pay any unspent portion of Tenant's allowance described above to Tenant to reimburse Tenant for its moving expenses within twenty (20) days of the appropriate Expansion Space Commencement Date (or as soon thereafter as Landlord is able to reconcile the accounting for such allowance). In all other instances, Landlord shall credit the unspent portion of Tenant's allowance described above against Base Rent due under the Lease after the appropriate Expansion Space Commencement Date, with such credit to be applied in equal amounts against each payment of Base Rent due for the remainder of the Lease Term. Any costs and expenses that Landlord reasonably anticipates incurring in connection with such improvements in excess of Tenant's allowance described above shall be paid by Tenant in advance from time to time as additional rent within twenty (20) days of Landlord's delivery to Tenant of an estimate of such anticipated excess costs and expenses. If at the completion of installation of such improvements Landlord shall not have collected in advance from Tenant the entire amount by which the costs and expenses incurred in connection with such improvements exceed the allowance amount, then Tenant shall reimburse that amount (the "Excess Amount") to Landlord as additional rent within twenty (20) days of Landlord's delivery to Tenant of an invoice for such excess costs and expenses (together with reasonably detailed supporting information); provided, however, that Tenant may elect to repay the Excess Amount over the remainder of the initial Lease Term pursuant to an amortization schedule designated by Landlord; and provided further, however, that the portion of the Excess Amount to be so amortized does not exceed the product of (1) two dollars ($2.00) and (2) the number of square feet of rentable area in the portion of the Expansion Space in which such improvements have been installed and that such Excess Amount is directly incurred in connection with the cost of improvements to such space (and not, without limitation, moving expenses). The Excess Amount so amortized shall bear interest at a rate per annum that is two (2) whole percentage points above the prime rate at the time the Excess Amount is determined as published in the "Money Rates" section of the Wall Street Journal, and monthly installments of the Excess Amount so amortized (plus interest calculated as aforesaid) shall be due and payable at the time and in the manner as are monthly installments of Base Rent. Promptly upon Tenant's election to repay the Excess Amount (or a permitted portion thereof) through monthly amortization, Tenant shall execute and deliver to Landlord (at Landlord's option) a promissory note or other instrument evidencing its repayment obligations, in form and substance reasonably acceptable to Landlord (and in principal amount equal to the Excess Amount so amortized). A default under such promissory note or other instrument shall constitute an Event of Default under this Lease, and an Event of Default under this Lease shall constitute a default under such promissory note or other instrument. If at the completion of such improvements Landlord shall have collected in advance from Tenant an amount greater than the actual amount by which the costs and expenses incurred in connection with such improvements exceed the allowance amount, Landlord shall credit that amount to the next Base Rent payments due from Tenant to Landlord upon Landlord's final reconciliation of the accounting for such costs and expenses.

         (b) Notwithstanding any provision of Paragraph 2.5(a) above to the contrary, if Landlord acts as general contractor with respect to the installation of such improvements (subject to the last sentence of this Paragraph 2.5(b)), then Tenant shall have the right to require Landlord to bid competitively all subcontracts for any construction components having a value in excess of two thousand five hundred dollars ($2,500). In the conduct of any such competitive bidding, Landlord shall solicit bids from at least three (3) subcontractors whom Landlord believes qualified. Further, Tenant shall have the right to select the general contractor to construct the improvements described in Paragraph 2.5(a) above from a list of recommended general contractors that Landlord shall supply to Tenant upon request (which list might or might not include Landlord).

         (c) Any portion of the Expansion Space that Tenant elects to lease pursuant to this Article II shall become, immediately upon substantial completion of the tenant improvements described in Paragraph 2.5(a) above (each an "Expansion Space Commencement Date"), as certified by Landlord (or, if Landlord's certification is disputed in good faith and on a reasonable basis by Tenant, by a licensed and appropriately qualified independent architect selected by Landlord and approved by Tenant, which approval Tenant shall not withhold, delay or condition unreasonably), an integral part of the Premises. Landlord and Tenant each shall pay one-half (1/2) of the costs and expenses for the services of the independent architect. Notwithstanding the provisions of the preceding sentences, if Landlord shall be delayed in completing the work and materials to be provided pursuant to Paragraph 2.5(a) above as a direct or indirect result of
(1) Tenant's failure to comply with any of its duties and obligations hereunder or with any deadlines established with respect to the construction of the applicable Expansion Space, (2) Tenant's request for modifications to plans or working drawings subsequent to the date such plans or working drawings are approved by Landlord, (3) Tenant's failure to pay when due any amount required pursuant to Paragraph 2.5(a) above, (4) Tenant's request for materials, finishes or installations not deemed by Landlord to be building standard materials, finishes or installations, (5) Tenant's request for materials, finishes or installations provided by Landlord at its cost and expense in the construction of the tenant improvements in the initial Premises with an installation lead time of thirty (30) days or more, (6) Tenant's request for materials, finishes or installations not required pursuant to Paragraph 2.5(a) above or (7) the performance of any work by any person or firm employed or retained by Tenant, then, for purposes of determining the Expansion Space Commencement Date, the work and materials to be provided pursuant to Paragraph 2.5(a) above with respect to such portion of the Expansion Space shall be deemed to have been substantially complete on the date that a licensed and appropriately qualified independent architect selected by Landlord and approved by Tenant (which approval Tenant shall not withhold, delay or condition unreasonably) determines in its sole judgment that such work and materials would have been substantially complete if such delays had not occurred.

      2.6 The standard of measurement set forth on Exhibit D attached hereto governs and controls all calculations in this Lease relating to the rentable area of the Premises.

                                   ARTICLE III
                                      TERM

      3.1 The terms and conditions of this Lease shall be effective from the date of execution of this Lease by Landlord and Tenant. The Lease Term shall commence on the Lease Commencement Date specified in Section 3.2 below. If the Lease Commencement Date is not the first day of a month, then the Lease

Term shall be the period set forth in Section 1.4 above plus the partial month in which the Lease Commencement Date occurs.

      3.2 (a) The Lease Commencement Date shall be the earlier of the date (i) the work and materials to be provided by Landlord pursuant to Exhibit E attached hereto are substantially complete, as determined pursuant to Paragraph 3.2(b) herein (but not earlier than May 1, 1992), or (ii) Tenant commences beneficial use of the Premises, as determined pursuant to Paragraph 3.2(c) below.

         (b) The Premises shall be deemed to be substantially complete when the work and materials to be provided by Landlord pursuant to Exhibit E attached hereto (except for items of work and adjustment of equipment and fixtures that can be completed after the Premises are occupied without causing substantial interference with Tenant's use of the Premises, (i.e., the "punch list" items)) have been completed, as determined by Landlord (or, if Landlord's determination is disputed in good faith and on a reasonable basis by Tenant, by a licensed and appropriately qualified independent architect selected by Landlord and approved by Tenant, which approval Tenant shall not withhold, delay or condition unreasonably). Landlord and Tenant each shall pay one-half (1/2) of the costs and expenses for the services of the independent architect. Notwithstanding the provisions of the preceding sentences, if Landlord shall be delayed in completing the work and materials to be provided pursuant to Exhibit E as a direct or indirect result of (1) Tenant's failure to comply with any of its duties and obligations hereunder or with any deadlines specified in Exhibit E,
(2) Tenant's request for modifications to plans or working drawings subsequent to the date such plans or working drawings are approved by Landlord, (3) Tenant's failure to pay when due any amount required pursuant to Exhibit E or
Section 9.2 below, (4) Tenant's request for materials, finishes or installations not deemed by Landlord to be building standard materials, finishes or installations or not required pursuant to Exhibit E or (5) the performance of any work by any person or firm employed or retained by Tenant, then, for purposes of determining the Lease Commencement Date, the work and materials to be provided pursuant to Exhibit E shall be deemed to have been substantially complete on the date that such work and materials would have been substantially complete if such delays had not occurred, as determined by Landlord (or, if Landlord's determination is disputed in good faith and on a reasonable basis by Tenant, by a licensed and appropriately qualified independent architect selected by Landlord and approved by Tenant, which approval Tenant shall not withhold, delay or condition unreasonably). Landlord and Tenant each shall pay one-half (1/2) of the costs and expenses for the services of the independent architect.

         (c) Tenant shall be deemed to have commenced beneficial use of the Premises when Tenant begins to move furniture, furnishings, inventory, equipment or trade fixtures into the Premises or any portion thereof. Notwithstanding the foregoing, Tenant shall have the right to enter the Premises during buildout of the Premises (pursuant to a schedule to be mutually agreed upon with Landlord, but in no event earlier than thirty (30) days prior to the anticipated Lease Commencement Date) without commencing the Lease Term for the installation of Tenant's equipment, trade fixtures, systems furniture and cabling on the express conditions that (1) Tenant shall have obtained Landlord's prior consent (which consent may be written or oral); (2) Tenant shall not interfere with Landlord's buildout of the Premises; (3) Tenant will make no use of the Premises other than the installation and initial testing of equipment, trade fixtures, systems furniture and cabling; and (4) Tenant shall indemnify Landlord from any cost, loss, damage, delay or expense that Landlord might suffer on account of Tenant's early entry into the Premises pursuant to this provision. Any equipment, trade fixtures, systems furniture or cabling that Tenant installs in the Premises is installed at Tenant's sole risk; Landlord expressly disclaims any liability whatsoever for any of such equipment, trade fixtures, systems furniture and cabling.

             (d) Promptly after the Lease Commencement Date is ascertained, Landlord shall provide Tenant with a certificate (in the form of Exhibit F attached hereto) confirming the Lease Commencement Date.

      3.3 It is presently anticipated that the Premises will be delivered to Tenant on or about the Anticipated Occupancy Date. If Landlord has not achieved substantial completion of the Premises by such date, then (provided that such delay in substantial completion of construction of the Premises is not caused by Tenant or any person or firm employed or retained by Tenant (including, without limitation, those items referenced in Paragraph 3.2(b) above), and provided further that the cause of the delay is under the reasonable control of Landlord) Tenant shall be entitled to an abatement of Base Rent at the rate of two (2) days' abatement of Base Rent effective from the Lease Commencement Date for each day that substantial completion of construction of the Premises is delayed beyond the Anticipated Occupancy Date in the manner described above in this Section. Notwithstanding the foregoing, if substantial completion of construction of the Leased Premises is delayed for more than forty (40) days after the Anticipated Occupancy Date, then (provided that such delay in substantial completion of construction of the Premises is not caused by Tenant or any person or firm employed or retained by Tenant (including, without limitation, those items referenced in Paragraph 3.2(b) above), and provided further that the cause of the delay is under the reasonable control of Landlord) Tenant shall have the right, at any time thereafter during which the construction of the Leased Premises is not substantially complete, to terminate this Lease upon twenty (20) days' prior written notice from Tenant to Landlord, which notice shall be rendered null, void and of no force or effect if within such twenty (20) day period Landlord achieves substantial construction of the Leased Premises, to the extent that the same is under Landlord's reasonable control. In no event whatsoever shall Landlord have any liability to Tenant for damages with respect to any delay in the completion of construction of the Leased Premises.

      3.4 Lease Year shall mean a period of twelve (12) consecutive months commencing on the Lease Commencement Date and each successive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month immediately following the month in which the first anniversary of the Lease Commencement Date occurs.

      3.5 Landlord hereby grants to Tenant the conditional right, exercisable at Tenant's option, to renew the Lease Term of this Lease for one (1) five (5) year term (the "Renewal Term"). If Tenant exercises its conditional right, and if the conditions applicable to such conditional right have been satisfied, the Renewal Term shall commence immediately following the end of the initial Lease Term provided in Section 1.4 of this Lease. The conditional right of renewal granted to Tenant pursuant to this Section shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

             (a) Tenant shall exercise its right of renewal by giving Landlord written notice of such election not later than nine (9) months prior to the expiration of the initial Lease Term. The parties shall have thirty (30) days after Landlord's timely receipt of such notice in which to negotiate to agree on the existing market rent rate then prevailing, including base rent, escalation factor, additional rent and other charges then applicable to renewals of existing leases for spaces comparable to the Premises (collectively, the "Market Rent"). Among the factors to be considered by the parties during such negotiations shall be the general office rental market in the Northern Virginia area for renewal tenants and the rental rates (and any concessions, including rent abatements and building allowances) then being quoted by Landlord (or other landlords) to comparable renewal tenants for comparable space in the Complex (or elsewhere in the Northern Virginia market). If, based upon the above factors, Landlord and Tenant are able to agree on the Market Rent, then the base rent, escalation factor and additional rent that shall be payable during the Renewal Term shall be ninety-five percent (95%) of such Market Rent. In no event, however, shall Landlord be under any obligation to agree to a base rent, escalation factor or additional rent for the Renewal Term that is less than the base rent, escalation factor or additional rent in effect under this Lease during the Lease Year immediately preceding the commencement of the Renewal Term. If during such thirty (30) day period the parties agree on such base rent, escalation factor and additional rent payable during each year of the Renewal Term, then they promptly shall execute an amendment to this Lease stating the terms so agreed upon. If during such thirty (30) day period the parties are unable, for any reason whatsoever, to agree on such Market Rent, then Tenant's rights with respect to the Renewal Term shall lapse and be of no further force or effect.

         (b) If Tenant's renewal notice is not given timely, then Tenant's right of renewal shall lapse and be of no further force or effect.

         (c) If any Event of Default has occurred under this Lease and is continuing on the date Tenant sends a renewal notice or at any time thereafter until the Renewal Term is to commence, then, at Landlord's option, the Renewal Term shall not commence and the Lease Term shall expire at the expiration of the initial Lease Term upon notice from Landlord to Tenant.

         (d) Tenant's right of renewal under this Section may be exercised by Tenant or a Permitted Transferee only and may not be exercised by any other transferee, sublessee or assignee of Tenant.

         (e) If at any time twenty-five percent (25%) or more of the square feet of rentable area of the initial Premises has been subleased or assigned (except to a Permitted Transferee), then Tenant's rights pursuant to this Section shall lapse and be of no further force or effect.

                                   ARTICLE IV
                                    BASE RENT

      4.1 During each Lease Year during the Lease Term, Tenant shall pay to Landlord as annual base rent for the Premises, without set-off, deduction or demand, the Base Rent, which amount is subject to upward adjustment from time to time as provided in Section 4.2 below. The Base Rent shall be divided into twelve (12) equal monthly installments, and each such monthly installment shall be due and payable in advance on the first (lst) day of each month during each Lease Year. Concurrently with Tenant's execution of this Lease, Tenant shall pay an amount equal to one (1) monthly installment of the Base Rent payable during the first Lease Year, which amount Landlord shall deposit in an interest-bearing deposit account in a federally insured financial institution in the Northern Virginia area selected by Tenant in its reasonable discretion and which amount (plus any interest thereon) shall be credited toward the first monthly installments of Base Rent due and payable hereunder. If the Lease Commencement Date is not the first day of a month, then the Base Rent from the Lease Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of the Base Rent payable during the first Lease Year, and Tenant shall pay such prorated installment in advance on the Lease Commencement Date.

      4.2 Commencing on the first (1st) day of the second (2nd) Lease Year and on the first day of every Lease Year thereafter during the Lease Term, the Base Rent described in Section 1.6 above (as such Base Rent shall have been increased previously) shall be increased to the amount equal to one hundred two and one-half percent (102-1/2%) of the Base Rent in effect under this Lease immediately prior to the commencement of such Lease Year. The calculations of adjustments to Base Rent shall be made without regard to any abatement of rent provided in this Lease. The monthly installments of Base Rent shall be adjusted accordingly. Promptly after the adjustment in the Base Rent is determined for each Lease Year, Landlord shall submit to Tenant a statement setting forth the amount of such adjustment and the computations by which it was determined.

         4.3 All sums payable by Tenant shall be paid to Landlord in legal tender of the United States, at the address to which notices to Landlord are to be given or to such other party or such other address as Landlord may designate in writing. Landlord's acceptance of rent after it shall have become due and payable shall not excuse a delay upon subsequent occasions nor constitute a waiver of rights, notwithstanding any endorsement or restriction that Tenant may include with such payment. If an Event of Default (as hereinafter defined) shall have occurred, Landlord at any time thereafter may require that Base Rent and additional rent due hereunder be paid by certified check.

                                    ARTICLE V
                                OPERATING CHARGES

         5.1 Tenant shall pay as additional rent to Landlord, Tenant's Proportionate Share (as defined in Section 1.3 above) of the amount by which Operating Charges (as defined in Section 5.2 below) during each Lease Year falling entirely or partly within the Lease Term exceed a base amount (the "Operating Charges Base Amount") equal to the actual Operating Charges for the first Lease Year (as adjusted pursuant to Section 5.4 below). Tenant's Proportionate Share is that percentage that is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises, and the denominator of which is the number of square feet of rentable area in the Building, excluding the number of square feet of rentable area of any storage, roof or garage space.

         5.2 (a) "Operating Charges" means all expenses, costs and disbursements of every kind that Landlord incurs in connection with the management, operation, repair and maintenance of the Building and the common areas within the Complex, which types of expenses are consistent with the management, operation, repair and maintenance of first-class office buildings of size and location similar to those of the Building, including but not limited to the following:

                    (1) Wages, salaries, employment and/or unemployment taxes and insurance and employee benefits of all personnel of Landlord engaged in the administration, operation, repair, maintenance and security of the Building and its grounds, parking facilities, driveways and amenities, including the area at the rear of the Building to be made available for picnic and recreational facilities but excluding, however, except as otherwise provided in this Lease, executive and "home office" personnel of Landlord's managing agent for the Building (the "Management Agent"); provided, however, that if during the Lease Term such personnel of Landlord or the Management Agent perform services for any affiliate of Landlord or the Management Agent as well as for the Building, such personnel's wages, salaries, employment and/or unemployment taxes and insurance and employee benefits shall be allocated among the Building and such affiliate in accordance with generally accepted accounting principles or, if generally accepted accounting principles do not apply, in a commercially reasonable manner and that only the portion of such expenses reasonably allocable to the Building shall be included as an element of the Building's Operating Charges.

                    (2) Supplies and materials used in the operation, repair, maintenance and security of the Building, its grounds, parking facilities, driveways and amenities (including all costs of service, security and maintenance and other similar contracts relating to the management, operation, repair, maintenance and security of the Building).

                    (3) The cost of personal property and any taxes associated therewith, used in connection with the management, operation, repair, maintenance and security of the Building, provided that the cost thereof shall be amortized over the reasonable life of the personal property item in question, with the reasonable life and amortization schedule being determined by Landlord in accordance with generally accepted accounting principles, and with the portion of such amortization as shall be allocable to the Lease Term being included as an element of Operating Charges; provided, however, that if, during the Lease Term, such personal property is used by Landlord in connection with the management, operation, repair, maintenance and security of any other property of Landlord, or by any affiliate of Landlord, as well as in connection with the management, operation, repair, maintenance and security of the Building, the cost of such item of personal property and the taxes associated therewith shall be allocated among the Landlord's properties and/or such affiliate in accordance with generally accepted accounting principles or, if generally accepted accounting principles do not apply, in a commercially reasonable manner and that only the portion of such cost and the taxes associated therewith reasonably allocable to the Building shall be included as an element of the Building's Operating Charges.

                    (4) Depreciation of the cost of capital improvement items that are used to reduce Operating Charges for the general benefit of the Building's tenants, such cost to be depreciated over the reasonable life of the capital improvement item in question, with the reasonable life and amortization schedule being determined by Landlord in accordance with generally accepted accounting principles, and with the portion of such depreciation as shall be allocable to the Lease Term being included as an element of Operating Charges.

                    (5) Landlord's central accounting costs incurred in connection with the accounting services provided for the Building; provided, however, that if, during the term, the executive or "home office" personnel of Landlord or any affiliate of Landlord provide such accounting services, the costs therefor shall be allocated among the projects and properties of Landlord and/or such affiliates in accordance with generally accepted accounting principles and that only the portion of such accounting cost services reasonably allocable to the Building shall be included as an element of the Building's Operating Charges.

                    (6) All insurance premiums relating to insurance procured and maintained by Landlord for the Building, the Land and Landlord's personal property therein, together with any deductible expenses incurred by Landlord during the year in question; provided, however, that if Landlord, or an affiliate of Landlord, maintains a blanket policy of insurance which covers, among other properties, the Building, then the premiums for such blanket policy of insurance shall be allocated among all of the properties of Landlord and/or such affiliate in accordance with generally accepted accounting principles or, if generally accepted accounting principles do not apply, in a commercially reasonable manner and that only the portion of such premiums reasonably allocable to the Building shall be included as an element of the Building's Operating Charges.

                    (7) The cost of all repairs, replacements, decorations and general maintenance of and to the Building and the common areas within the Complex (excluding, however, the cost of repairs, replacements and general maintenance of and to the Building paid by proceeds of insurance or by specific tenants as a special service or other third parties). The costs of any services for the common areas within the Complex shall be allocated fairly among the buildings within the Complex.

                    (8) All charges for electricity, water, sewer, power, natural gas, fuel oil and other utility services (including surcharges and connection fees).

                    (9) A management fee that is consistent with management fees paid to independent property managers on a good faith, arm's length basis for the management of first-class office building of size and location similar to those of the Building; provided, however, that during the initial Lease Term set forth in Section 1.4 above, such management fee payable to any affiliate of Landlord shall not exceed in any Lease Year (but for purposes of calculating Operating Charges under this Lease only) an amount equal to four percent (4%) of the gross rents or receipts received by Landlord from tenants or occupants in the Building. The provisions of this Clause shall not be construed as a limit on any management fee actually payable by Landlord to any affiliate of Landlord.

                    (10) License fees that are imposed by appropriate governmental authorities on Landlord and/or the Building as a condition to its operation, including (without limitation) any business and professional operating license fees and taxes, but excluding, however, Building permit, inspection, certificate of occupancy and similar fees that are associated with the construction or occupancy of the Building or any portions thereof designed for the exclusive use and occupancy of a tenant in the Building.

                    (11) Real Estate Taxes (as defined in Section 5.3).

                    (12) Charges for janitorial, cleaning, security, window cleaning, landscaping and snow and trash removal services.

                    (13) Assessments imposed by any association now or hereafter established to maintain common areas and facilities of the Complex, including assessments imposed to finance capital improvements in such common areas (provided, however, that no such assessment is imposed as of the date of this Lease).

                    (14) Legal and other professional fees not described in Paragraph 5.2(b) below.

             (b) Operating Charges shall not include legal fees relating to the enforcement of any particular lease; legal fees, brokers' commissions, marketing expenses and similar costs incurred by Landlord in connection with the leasing of space in the Building; legal fees and court costs incurred by Landlord in enforcing any lease of space in the Building; legal fees and other professional fees not related to the management, operation, repair and maintenance of the Building and the common areas within the Complex; income taxes, estate taxes and similar taxes for which Landlord or any affiliate is liable; fines, finance charges, late charges, penalties or similar charges arising from the act or omission of Landlord or its agent imposed upon Landlord or any affiliate of Landlord for nonpayment or delay in the payment of any obligation of any kind including, without limitation, utility company charges, service contract installment payments and taxes (unless such charges or penalties relate to payments not made or delayed because of Tenant's failure to pay when due any payment of Tenant's Proportionate Share of Operating Charges as required pursuant to this Lease or unless due to a good faith dispute between Landlord and the supplier of any such services); depreciation of the Building except as provided in Paragraph 5.2(a) above; advertising and promotional expenditures; financing costs and debt service payments; ground rents; premium costs incurred in performing work or furnishing services for any tenant of space in the Building to the extent such work either is paid for by such tenant or amounts for "premium" work that exceeds the work or service that Landlord is obligated to furnish at Landlord's expense or that Landlord is offering to perform for all tenants within the Building; capital expenditures for correcting construction defects or equipment defects to the extent warranty coverage for such work is available; costs of any curative action required for any repair, replacement or alteration made by Landlord to remedy damage caused by or resulting from its negligence or the negligence of its affiliates, employees, agents or servants and not covered by insurance policies required to be obtained by Landlord or its affiliates, employees, agents or servants or by Tenant or other tenants of the Complex; costs of any special services or utilities charged to and paid for by a particular tenant of space in the Building; or expenditures for any alteration, renovation, redecoration, subdivision, layout or finish of any tenant space in the Building performed in connection with the readying of such space for occupancy thereof by a tenant or in connection with the renewal of any lease by an existing tenant.

         5.3 Real Estate Taxes shall mean (a) all real estate taxes, including general and special assessments, ordinary and extraordinary, foreseen and unforeseen, that are imposed or levied upon Landlord or assessed against the Building and/or the Land or Landlord's personal property used in connection therewith; (b) any other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building or the Land that are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the rents payable by tenants of the Building; and (c) any assessment imposed by the Reston Homeowners Association or any successor entity thereto. Real Estate Taxes shall not include income taxes or estate or inheritance taxes or any taxes or governmental charges described in Paragraphs
(a) through (c) above relating to periods either prior to or subsequent to the Lease Term (with appropriate allocations to be made with respect to those items relating to both the Lease Term and periods either prior to or subsequent to the Lease Term). Notwithstanding the foregoing, if Real Estate Taxes may be paid in installments without penalty or interest, whether Landlord does in fact pay same in installments, only the annual installments of the component of Real Estate Taxes in question shall be included as an element of Operating Charges; provided, however, that, in addition to the foregoing, Landlord shall be entitled to include as an element of Operating Charges all reasonable expenses (including, but not limited to, attorneys' fees) incurred by Landlord in contesting any increase in Real Estate Taxes or assessments provided that any adjustment to Real Estate Taxes shall be incorporated into Operating Charges as an adjustment thereto for the year in which the contested Real Estate Tax or assessment in question was included as an element of Operating Charges. If a refund is received subsequent to the termination or expiration of the Lease Term, regardless of the reason for such termination or expiration (provided Tenant is not then in arrears to Landlord), Landlord shall pay promptly to Tenant its pro rata portion of such refund, which obligation shall survive termination or expiration of this Lease.

      5.4 If the average occupancy rate for the Building during any Lease Year is less than one hundred percent (100%), or if any tenant is separately paying for electricity or janitorial services furnished to its premises, or if any tenant does not desire or require electricity or janitorial services available to its premises, then Operating Charges for such Lease Year shall be deemed to include all additional costs and expenses, as reasonably estimated by Landlord, that would have been incurred during such Lease Year if such average occupancy rate had been one hundred percent (100%) and if electricity and janitorial services had been furnished to all of such premises and paid for by Landlord. For example, if the average occupancy rate for the Building during a Lease Year is eighty percent (80%), and if the janitorial contractor charges are $1.00 per square foot of occupied rentable area per year, and if the Building contains one hundred thousand (100,000) square feet of rentable area, then it would be reasonable for Landlord to estimate that if the Building had been one hundred percent (100%) occupied during such Lease Year, then janitorial charges for such Lease Year would have been one hundred thousand dollars ($100,000).

      5.5 At the beginning of the Lease Term and at the beginning of each Lease Year thereafter, Landlord may submit a statement setting forth the amount by which Operating Charges that Landlord reasonably expects to be incurred during each Lease Year exceed the Operating Charges Base Amount and Tenant's Proportionate Share of such excess. Tenant shall pay to Landlord on the first day of each month after receipt of such statement, until Tenant's receipt of any succeeding statement, an amount equal to one-twelfth (1/12) of the total estimated amount payable by Tenant as set forth in such statement.

         5.6 (a) Within approximately one hundred twenty (120) days after the end of each Lease Year, Landlord shall submit a statement showing (1) Tenant's Proportionate Share of the amount by which Operating Charges incurred during the preceding Lease Year exceeded the Operating Charges Base Amount and (2) the aggregate amount of Tenant's estimated payments during such year. If such statement indicates that the aggregate amount of such estimated payments exceeds Tenant's actual liability, then Landlord shall credit the excess to the next Base Rent payments due from Tenant to Landlord. If such statement indicates that Tenant's actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess within forty-five (45) days after receipt of such statement. If Tenant does not notify Landlord in writing of any objection to such statement within forty-five (45) days after receipt, then Tenant shall be deemed to have waived such objection. If Tenant objects to anything contained in such statement, Tenant may notify Landlord in writing of its objections after paying the amount set forth in such statement. Landlord shall review such objections and furnish to Tenant reasonable documentation of the specific items of expense to which Tenant has objected in writing.

             (b) If Tenant timely gives such notice to Landlord (and pays the amount due from Tenant, if any, or receives the credit against Base Rent due from Landlord, if any, all as set forth in such statement), then for a period of sixty (60) days following the date of such notice Tenant shall have the right to either (1) begin an inspection and/or audit of Landlord's books and records relating to Operating Charges and the information set forth in such statement (with such inspection and/or audit to take place during regular business hours, at Landlord's place of business and following reasonable advance notice to Landlord), or (2) have an independent certified public accountant designated by Tenant and approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) do so for Tenant. Landlord shall cooperate in providing at reasonable cost any photocopies of such books and records that might be requested during the course of such inspection and/or audit. Any such inspection and/or audit, once begun, shall be pursued to completion in a reasonably diligent and expeditious manner.

             (c) Tenant shall provide Landlord with a copy of any such audit within twenty (20) days after Tenant's receipt thereof. If the audit indicates that the amount actually paid by Tenant to Landlord for Operating Charges exceeds the amount to which Landlord is entitled under this Article V, Landlord shall credit the excess to the next Base Rent payments due from Tenant to Landlord or, if the inspection and/or audit is conducted with respect to the final Lease Year in the Lease Term, shall refund the excess to Tenant within forty-five (45) days after Tenant has provided Landlord with a copy of the audit; provided, however, that if Landlord's auditor disagrees with the result of Tenant's audit, Landlord shall not be obligated to make the aforesaid credit or payment until the results of the neutral audit described below in this Paragraph have been received by Landlord and Tenant, and such credit or payment shall be adjusted as is necessary to reflect the result of the neutral audit. If the audit indicates that the amount actually paid by Tenant to Landlord for Operating Charges is less than the amount to which Landlord is entitled hereunder, then within forty-five (45) days after Tenant's receipt of the audit, Tenant shall pay to Landlord the amount of such deficiency. Notwithstanding anything in this Section to the contrary, if Landlord disagrees with the results of Tenant's audit, then Landlord's auditor and Tenant's auditor together shall select a neutral auditor of similar qualifications to conduct an audit of such books and records (the fees of such auditor to be shared equally by Landlord and Tenant), and the determination of Operating Charges reached by such neutral auditor shall be final and conclusive.

             (d) All costs and expenses of Tenant's audit shall be paid by Tenant; provided, however, that if the final results of the audit procedure described in Paragraph 5.6(c) above show that Operating Charges for the subject Lease Year were overstated by more than five percent (5%), then Landlord shall reimburse Tenant for the reasonable costs and expenses of Tenant's audit.

         5.7 During the Lease Term, any increase in Tenant's Proportionate Share of the amount by which Operating Charges during each Lease Year exceeds the Operating Charges Base Amount shall not exceed a cumulative increase of more than six percent (6%) over Tenant's Proportionate Share of such excess in the immediately preceding Lease Year (the "Cap"). For purposes of this Section 5.7, all charges for electricity, water, sewer, power, natural gas, fuel and other utility services (including surcharges and connection fees); all insurance premiums and costs; and all Real Estate Taxes shall be excluded from the definition of Operating Charges. In the event that in any Lease Year such amount payable by Tenant is less than the Cap, any shortfall shall be carried forward to later Lease Years by Landlord to raise the Cap for such years (provided that the cumulative increase during the Lease Term does not exceed an average of six percent (6%) per year).

         5.8 If the Lease Term commences or expires on a day other than the first day or the last day of a Lease Year, respectively, then Tenant's liability for Operating Charges incurred during such Lease Year shall be reduced proportionately.

                                   ARTICLE VI
                                 USE OF PREMISES

         6.1 Tenant shall use the Premises solely for general office purposes and for no other use or purpose. Tenant shall not use the Premises for any unlawful purpose or in any manner that in Landlord's opinion will constitute waste, nuisance or unreasonable annoyance to Landlord or any tenant of the Building. Tenant shall comply at its expense with all present and future laws, ordinances, regulations and orders (including, without limitation, any regulation requiring the sorting or separation of refuse and trash) concerning the use, occupancy and condition of the Premises and all machinery, equipment and furnishings therein. If any such law, ordinance, regulation or order requires an occupancy or use permit for the Premises, then Tenant shall obtain and keep current such permit at Tenant's expense and promptly deliver a copy thereof to Landlord. Use of the Premises is subject to all covenants, conditions and restrictions of record.

         6.2 Tenant shall pay before delinquency any business, rent or other tax or fee that now or hereafter is assessed or imposed upon Tenant's use or occupancy of the Premises, the conduct of Tenant's business in the Premises or Tenant's equipment, fixtures, furnishings, inventory or personal property. If any such tax or fee is enacted or altered so that such tax or fee is imposed upon Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay the amount of such tax or fee within ten (10) days after Landlord's demand therefor.

         6.3 Tenant shall not generate, use, store or cause or permit (either with or without negligence) the escape, disposal or release of any Hazardous Materials in or about the Building or the Land or the Complex. Hazardous Materials shall mean (a) "hazardous wastes," as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, (b) "hazardous substances," as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, (c) "toxic substances," as defined by the Toxic Substances Control Act, as amended from time to time, (d) "hazardous materials," as defined by the Hazardous Materials Transportation Act, as amended from time to time, (e) any applicable state or local laws and the regulations adopted under these acts, as amended from time to time, (f) oil or other petroleum products, (g) any highly combustible substance and (h) any substance whose presence in Landlord's reasonable judgment could be detrimental to the Building, the Land or the Complex or hazardous to health or the environment. If any lender or governmental agency ever shall require testing to ascertain whether or not there has been any release of Hazardous Materials by Tenant, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of Hazardous Materials in the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of Hazardous Materials in the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The covenants set forth in this Section shall survive the expiration or earlier termination of the Lease Term.

                                   ARTICLE VII
                            ASSIGNMENT AND SUBLETTING

      7.1 If Tenant wants to assign, sublet or otherwise transfer all or part of the Premises or this Lease, then Tenant shall give Landlord written notice ("Tenant's Request Notice") of the anticipated terms of any proposed assignment or subletting, the area proposed to be assigned or sublet (the "Proposed Sublet Space") and such other information as Landlord reasonably might request.

      7.2 Landlord shall have the right in its sole and absolute discretion to terminate this Lease with respect to the Proposed Sublet Space by sending Tenant written notice within thirty (30) days after Landlord's receipt of Tenant's Request Notice. If the Proposed Sublet Space does not constitute the entire Premises and Landlord elects to terminate this Lease with respect to the Proposed Sublet Space, then (a) Tenant shall tender the Proposed Sublet Space to Landlord on the Proposed Sublease Commencement Date as if the Proposed Sublease Commencement Date had been originally set forth in this Lease as the expiration date of the Lease Term with respect to the Proposed Sublet Space and (b), as to all portions of the Premises other than the Proposed Sublet Space, this Lease shall remain in full force and effect except that the additional rent payable pursuant to Article V and the Base Rent shall be reduced proportionately. If the Proposed Sublet Space constitutes the entire Premises and Landlord elects to terminate this Lease, then (x) Tenant shall tender the Premises to Landlord on the Proposed Sublease Commencement Date, and (y) the Lease Term shall terminate on the Proposed Sublease Commencement Date. Notwithstanding the foregoing, if Landlord elects to terminate this Lease with respect to any Proposed Sublet Space, Landlord's election will be rendered null, void and of no force or effect if, within fifteen (15) days of Landlord's sending Tenant written notice of Landlord's election to terminate this Lease with respect to the Proposed Sublet Space, Tenant sends Landlord written notice withdrawing Tenant's request to assign, sublease or otherwise transfer the Proposed Sublet Space and confirming Tenant's intention to remain in possession of the Proposed Sublet Space, with this Lease remaining in full force and effect.

      7.3 Notwithstanding the foregoing provisions of this Article VII, Tenant shall not assign this Lease or any of Tenant's rights or obligations hereunder, or sublet or permit anyone to occupy the Premises or any part thereof, without
(a) the prior written consent of Landlord, which consent may be granted or withheld in Landlord's sole and absolute discretion, and (b) the prior written consent of the holder of any Mortgage (as defined in Section 21.1) (which written consent shall confirm, without limitation, that any permitted assignment or sublease shall not increase any of Landlord's obligations to such holder); provided, however, that if the holder of any mortgage fails to approve or disapprove such assignment or subletting within thirty (30) days of Landlord's request for such holder's approval of such assignment or subletting, then for purposes of this Lease such holder shall be deemed to have approved such assignment or subletting. Notwithstanding any of the foregoing to the contrary, and provided that no Event of Default exists and is continuing hereunder, Landlord shall not unreasonably withhold or delay its consent to any proposed assignment or subletting of the Premises if (p) the use of the Premises pursuant to such assignment or sublease is in compliance with
Article VI hereof; (q) the proposed assignee or subtenant is of a type and quality consistent and compatible with a first-class office building and with the Building and its tenants; (r) Landlord is reasonably satisfied with the financial condition and liquidity of the assignee under any such assignment or the sublessee under any such sublease; and (s) the initial Tenant remains fully liable as a primary obligor for the payment of all rent and other charges payable hereunder and for the performance of all its other obligations hereunder. No assignment or transfer of this Lease may be effected by operation of law or otherwise without Landlord's prior written consent. In connection with obtaining such consent, Tenant shall provide to Landlord the following: (u) the identity of the proposed assignee or subtenant and its business; (v) all terms of the proposed assignment or subletting; (w) the proposed commencement date of the proposed assignment or subletting; (x) the most recent financial statement of the proposed assignee or subtenant or other evidence of financial responsibility of the proposed assignee or sublessee; (y) a certification executed by Tenant and such proposed assignee or subtenant stating whether any premium or other consideration is being paid for the proposed assignment or subletting; and (z) such other information as Landlord reasonably might request. Tenant shall notify Landlord when Tenant believes that it has delivered to Landlord all of aforesaid materials, documents and information. Within seven (7) business days of Tenant's notice to Landlord, Landlord shall confirm to Tenant by notice either that Landlord has received all of the aforesaid materials, documents and information (as well as the date on which Landlord has received all of the aforesaid materials, documents and information) or that Landlord has not received all of the aforesaid materials, documents and information (as well as a description of the materials, documents or information not received). Notwithstanding any of the foregoing to the contrary, if Landlord has failed to approve or disapprove any proposed assignment or subletting within thirty (30) days after Tenant has provided Landlord with all of the aforesaid materials, documents and information, as certified by Landlord's notice to Tenant, then for purposes of this Lease Landlord shall be deemed to have approved such assignment or subletting. Any assignment, subletting or occupancy, Landlord's consent thereto or Landlord's collection or acceptance of rent from any assignee, subtenant or occupant shall not be construed as a waiver or release of Tenant from liability hereunder (it being understood that Tenant shall at all times remain primarily liable as a principal and not as a guarantor or a surety) and shall not be construed as relieving Tenant or any assignee, subtenant or occupant from the obligation of obtaining Landlord's prior written consent to any subsequent assignment, subletting or occupancy. Tenant assigns to Landlord any sum due from any assignee, subtenant or occupant of Tenant as security for Tenant's performance of its obligations pursuant to this Lease. Tenant authorizes each such assignee, subtenant or occupant, upon any default by Tenant under this Lease, to pay such sum directly to Landlord if such assignee, subtenant or occupant receives written notice from Landlord specifying that such rent shall be paid directly to Landlord. Landlord's collection of such rent shall not be construed as an acceptance of such assignee, subtenant or occupant as a tenant nor a waiver of any default hereunder by Tenant. All restrictions and obligations imposed pursuant to this Lease on Tenant or the use and occupancy of the Premises shall be deemed to extend to any subtenant, assignee or occupant of Tenant, and Tenant shall cause such persons to comply with all such restrictions and obligations. Tenant shall not mortgage or hypothecate this Lease without Landlord's written consent, which consent may be granted or withheld in Landlord's sole and absolute discretion. Tenant shall pay the reasonable expenses (including attorneys' fees and hourly fees for Landlord's employees and agents) incurred by Landlord in connection with reviewing Tenant's request for Landlord to give its consent to any assignment, subletting, occupancy or mortgage.

      7.4 If Tenant is a partnership, then any dissolution of Tenant or a withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease. Subject to the provisions of Section 7.6 below, if Tenant is a corporation or a partnership with a corporate general partner, then any dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner), or any sale or transfer of a controlling interest of its capital stock, shall be deemed a voluntary assignment of this Lease. Whether Tenant is a partnership, corporation or any other type of entity, then at the option of Landlord a sale of all or substantially all of its assets also shall be deemed a voluntary assignment of this Lease.

      7.5 If any sublease, assignment or other transfer (whether by operation of law or otherwise) provides that the subtenant, assignee or other transferee (or any affiliate thereof) is to pay any amount in excess of the rent and other charges due under this Lease, then, whether such excess be in the form of an increased rental, lump sum payment, payment for the sale or lease of fixtures or other leasehold improvements or any other form (and, if the applicable space does not constitute the entire Premises, the amount and existence of such excess shall be determined on a pro rata basis), Tenant shall pay to Landlord fifty percent (50%) of any net profit that Tenant realizes on account of such sublease, assignment or other transfer after taking into account the rent and other charges due under this Lease and the actual expenses Tenant incurs in connection with such sublease, assignment or other transfer (which costs and expenses shall include usual and customary leasing commissions; usual and customary legal fees incurred in negotiating the terms of such sublease, assignment or other transfer; expenses incurred in installing tenant improvements in the space so sublet, assigned or transferred; and advertising and marketing expenses; but which costs and expenses shall not include any lost revenues) upon such terms as shall be specified by Landlord and in no event later than ten (10) days after Tenant's receipt thereof. Tenant in all events shall pursue diligently the collection of all amounts owed by any subtenant, assignee or other transferee. Landlord shall have the right, at reasonable times during normal business hours, to inspect and audit Tenant's books and records-relating to any sublease, assignment or other transfer (and treat such books and records confidentially); provided, however, that (unless an Event of Default (as hereinafter defined) has occurred) Landlord shall have no right to inspect and audit Tenant's books and records relating to any sublease, assignment or other transfer more frequently than twice in every twelve (12) month period. Any sublease, assignment or other transfer shall be effected on forms supplied or approved by Landlord.

      7.6 Notwithstanding anything contained in this Article VII to the contrary, and provided that no event has occurred that, with the passage of time or the giving of notice or both would be an Event of Default (as hereinafter defined) under this Lease, Tenant, upon prior written notice to Landlord but without Landlord's prior written consent and without being subject to Landlord's rights and Tenant's obligations set forth in Section 7.5 above, may assign or transfer this Lease or sublease all or any portion of the Premises: (a) to a corporation or other business entity (herein sometimes referred to as a "successor corporation") into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred, provided that (1) such successor corporation shall have a net worth at least equal to the net worth of Tenant as of the Lease Commencement Date (as such net worth is adjusted upwardly by multiplying the net worth of Tenant as of the Lease Commencement Date by a fraction the denominator of which shall be the Consumer Price Index for Urban wage Earners and Clerical Workers, 1982-84 Base Year, All Items, Washington, D.C.-MD-VA Metropolitan Area (the "Index"), as published by the Bureau of Labor Statistics of the U.S. Department of Labor (the "Bureau"), for the period including the month that is three (3) months prior to the month in which the Lease Commencement Date falls, and the numerator of which shall be the Index for the period including the month that is three (3) months prior to the month in which the proposed commencement date of such assignment or subletting falls), (2) the successor corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease, and
(3) the use of the Premises pursuant to such assignment or sublease is in compliance with Article VI of this Lease; or (b) to a corporation or other business entity (herein sometimes referred to as a "related corporation") that shall control, be controlled by or be under common control with Tenant, provided that (1) such related corporation shall have a net worth at least equal to the net worth of Tenant as of the Lease Commencement Date (as such net worth is adjusted upwardly by multiplying the net worth of Tenant as of the Lease Commencement Date by a fraction the denominator of which shall be the Index for the period including the month that is three (3) months prior to the month in which the Lease Commencement Date falls, and the numerator of which shall be the Index for the period including the month that is three (3) months prior to the month in which the proposed commencement date of such assignment or subletting falls), (2) the related corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease and (3) the use of the Premises pursuant to such assignment or sublease is in compliance with Article VI of this Lease. In the event of any such assignment, transfer or subletting, Tenant shall remain fully liable as a primary obligor for the payment of rent and other charges required hereunder and for the performance of obligations to be performed hereunder. For purposes of Paragraph (b) above, control shall be deemed to be the ownership of fifty percent (50%) or more of the stock or other voting interest of the controlled corporation or other business entity. A successor corporation described in Paragraph (a) above or a related corporation described in Paragraph (b) above shall be referred to sometimes in this Lease as a "Permitted Transferee." For purposes of this Section, if the Index is changed so that a base year other than 1982-84 is used, the Index shall be converted in accordance with the conversion factor published by the Bureau. If the Index is discontinued or otherwise revised during the Lease Term, then Landlord shall select and utilize another government index or computation in use in the commercial real estate industry in Northern Virginia for purposes of determining the economic occurrence commonly known as "inflation" in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

                                  ARTICLE VIII
                             MAINTENANCE AND REPAIRS

      8.1 Tenant shall keep and maintain the Premises and all fixtures and equipment located therein in clean, safe and sanitary condition and in compliance with all legal requirements, shall take good care thereof and make all repairs thereto, shall suffer no waste or injury thereto and, at the expiration or earlier termination of the Lease Term, shall surrender the Premises in the same order and condition in which they were on the Lease Commencement Date (ordinary wear and tear consistent with the permitted use hereunder excepted). Tenant's maintenance and repair obligations set forth in this Section 8.1 do not include the maintenance and repair obligations of Landlord pursuant to Paragraph 8.2(a) below. All injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any act or omission of any invitee, agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer or guest of Tenant (collectively "Invitee") or Tenant, shall be repaired or replaced (as applicable) by and at Tenant's expense (except to the extent that such injury, breakage or damage is covered by insurance proceeds received by Tenant or Landlord), and except that Landlord shall have the right at Landlord's option to make any such repair or replacement and to charge Tenant for all reasonable costs and expenses incurred in connection therewith.

         8.2 (a) Landlord shall keep the exterior walls, load bearing elements, foundations, pipes and conduits, roof and common areas (including the parking area and the picnic and recreational area to be installed behind the Building) that form a part of the Building and the building standard mechanical, electrical (including building standard light fixtures and building standard light bulbs), HVAC and plumbing systems that are provided by Landlord in the operation of the Building, clean and in good operating condition and, subject to the third sentence of Section 8.1, shall make all required repairs thereto.

             (b) Notwithstanding any of the foregoing to the contrary, maintenance and repair of special tenant areas (excluding the parking area and the picnic and recreational area to be installed behind the Building), facilities, finishes and equipment (including, but not limited to, any special fire protection equipment, telecommunications and computer equipment, kitchen/galley/coffee equipment, supplementary air-conditioning equipment (including, but not limited to, the computer room HVAC unit) and all other furniture, finishings and equipment of Tenant and any Alterations (as hereinafter defined) made by Tenant) shall be the sole responsibility of Tenant. Moreover, Landlord shall have the right to require Tenant, at Tenant's sole expense, to enter into maintenance contracts with duly qualified contractors selected by Tenant and satisfactory to Landlord in all respects providing for good, workmanlike, first-class and prompt maintenance and repair of such areas, facilities, finishes, equipment and Alterations as may be designated by Landlord in its reasonable discretion. Notwithstanding the foregoing provisions of this Paragraph 8.2(b), Landlord warrants to Tenant that, for a period of ninety (90) days after the Lease Commencement Date, the supplementary computer room HVAC unit that Landlord is to install for Tenant shall remain in good working order, and Landlord shall make during such ninety (90) day period any repairs necessary to maintain the supplementary computer room HVAC unit in good working order. Notwithstanding the provisions of the foregoing sentence, the aforesaid warranty shall not require Landlord to make any repair made necessary by any negligent act or omission or willful misconduct of Tenant or its employees, agents, invitees or contractors. Any negligent act or omission or willful misconduct of Tenant or its employees, agents, invitees or contractors that causes a need for repair to the supplementary computer room HVAC system shall render any remaining portion of the aforesaid warranty null, void and of no further force or effect. Tenant shall give Landlord prompt notice (whether written or oral) of any matter that Tenant reasonably believes is a cause for Landlord to make a repair pursuant to the aforesaid warranty.

                                   ARTICLE IX
                                   ALTERATIONS

      9.1 The initial improvement of the Premises shall be accomplished by Landlord in accordance with Exhibit E or as set forth in Section 9.2 below; provided, however, that Tenant shall reimburse Landlord eleven thousand one hundred dollars ($11,100) toward the cost of such improvement of the Premises, which reimbursement Tenant shall make to Landlord within twenty (20) days of Landlord's request therefor; and provided further, however, that Tenant shall have the right to utilize, to the extent that it remains available, the Additional Improvements Allowance described in Section 23.1 below in satisfying its reimbursement obligations set forth in this Section. Landlord is under no obligation to make any alterations, decorations, additions, improvements, demolitions or other changes (collectively "Alterations") in or to the Premises except as set forth in Exhibit E or as set forth in Section 9.2 below.

      9.2 In addition to the improvements to the Premises that Landlord is to make pursuant to Section 9.1 above and Exhibit E, Landlord shall make the improvements to the Premises and/or the Land described in Paragraphs 9.2(a), (b) and (c) below (the "Additional Improvements"):

             (a) Tenant shall have the right, within sixty (60) days after the date of this Lease, to request in writing that Landlord install brick pavers over Landlord's existing sidewalks at the two (2) main front entrances of the Premises. Landlord shall select the pavers in consultation with Tenant. The location of such main front entrances are shown on the space plan that is described in Exhibit E. Landlord and Tenant acknowledge and agree that the installation of the aforesaid brick pavers shall be subject to the prior approval of the Reston Architectural Review Board (the "ARB"), that Landlord shall have no obligation to Tenant if the ARB does not approve the installation of the aforesaid brick pavers and that this Lease is not conditioned in any manner on Landlord's obtaining of ARB approval for the aforesaid brick pavers. Landlord shall use good faith efforts to obtain ARB approval in a timely manner. The Lease Commencement Date shall not be delayed if the aforesaid brick pavers shall not be installed by the date on which all other conditions to the Lease Commencement Date are satisfied. If Tenant does not request that the brick pavers be installed, or if the ARB does not approve the installation of the brick pavers, then Landlord shall power wash/steam clean the aforesaid sidewalks at Landlord's sole cost and expense.

             (b) Landlord and Tenant acknowledge and agree that the Building contains as of the date of this Lease a sprinkler-style fire prevention system, a 120-volt electrical transformer and an emergency power/battery power back-up system (collectively, the "Existing Systems"). Tenant shall have the right, within sixty (60) days after the date of this Lease, to request in writing that Landlord modify and upgrade the Existing Systems (or any of them) as part of Landlord's construction of the Premises. Landlord and Tenant shall proceed in good faith to determine within the sixty (60) day period after the date of this Lease on the specifications for any modifications or upgrades of the Existing Systems that Tenant requests Landlord to make.

             (c) Landlord acknowledges and agrees that, at its sole cost and expense, it shall remove the existing dirt pile from behind the Building and reseed the area. Thereafter, Landlord shall relocate its landscaping storage area, shall landscape the area of its now-existing dirt pile and shall install in that area picnic benches, a volleyball play area and a basketball court, all such improvements to be located in the proximity of the locations shown on Exhibit G attached hereto. Landlord and Tenant shall have the right to make mutually acceptable changes to the proposed design of the picnic and recreational area, provided that all such changes are made within the sixty (60) day period after the date of this Lease. Landlord and Tenant acknowledge and agree that the installation of the aforesaid picnic and recreational area shall be subject to the prior approval of the ARB, that Landlord shall have no obligation to Tenant if the ARB does not approve the installation of the aforesaid picnic and recreational area and that this Lease is not conditioned in any manner on Landlord's obtaining of ARB approval for the aforesaid picnic and recreational area. Landlord shall use good faith efforts to obtain ARB approval in a timely manner. The Lease Commencement Date shall not be delayed if the aforesaid picnic and recreational area shall not be installed by the date on which all other conditions to the Lease Commencement Date are satisfied.

Tenant shall be responsible for all of the costs and expenses incurred by Landlord in connection with the Additional Improvements, including (without limitation) all costs and expenses incurred by Landlord and paid to third parties or incurred for the preparation of drawings (which drawings are subject to Tenant's timely review and reasonable approval) in connection with Landlord's efforts to obtain ARB approval of the Additional Improvements for which ARB approval is required; provided, however, Landlord shall be responsible for the first one thousand dollars ($1,000) in installing additional electrical transformers; provided further, however, that Landlord shall be responsible for fifty percent (50%) of the costs and expenses incurred in connection with the relocation of its landscaping storage area and the installation of the picnic and recreational area described in Paragraph 9.2(c) above (but not including the costs and expenses of removing the now-existing dirt pile and reseeding the area) up to a maximum obligation to Landlord of six thousand dollars ($6,000); and provided further, however, that Tenant shall be entitled to apply against its obligations pursuant to this Section 9.2 the allowance that Landlord is to provide to Tenant pursuant to Section 23.1 below.

      9.3 Tenant shall not make or permit anyone to make any Alteration in or to the Premises or the Building without Landlord's prior written consent, which consent may be granted or withheld in Landlord's sole and absolute discretion. Notwithstanding the foregoing, Landlord shall not withhold, delay or condition unreasonably its consent to any nonstructural Alteration that Tenant might desire to make to the Premises; provided, however, that Landlord shall retain sole and absolute discretion to withhold its consent to any Alteration, whether structural or nonstructural, that, in the opinion of Landlord, might adversely affect the marketability of the Premises or might exceed the capacity of, hinder the effectiveness of or interfere with the electrical, mechanical, heating, ventilating, air conditioning or plumbing systems of the Premises or the Building. Any Alteration that Landlord permits Tenant to make shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) using new materials only; (c) by a contractor and in accordance with plans and specifications approved in writing by Landlord; (d) in accordance with legal requirements (including, without limitation, the obtaining of all necessary permits and licenses) and requirements of any insurance company insuring the Building; (e) after obtaining any required consent of the holder of any Mortgage (which consent shall be deemed to have been given for purposes of this Lease if the holder shall not have denied its consent within thirty (30) days of Landlord's request for such consent); (f) after obtaining a worker's compensation insurance policy approved in writing by Landlord (which policy can be obtained by Tenant's contractor); (g) after delivering to Landlord written, unconditional waivers of mechanics' and materialmen's liens against the Premises, the Building and the Land from all proposed contractors, subcontractors, laborers and material suppliers for all work and materials in connection with such Alteration; and (h) in compliance with such other reasonable requirements as Landlord might impose. If any lien (or a petition to establish a lien) is filed in connection with any Alteration, then such lien (or petition) shall be discharged by Tenant at Tenant's expense within ten (10) days thereafter by the payment thereof or filing of a bond acceptable to Landlord. Landlord's consent to the making of an Alteration shall be deemed not to constitute Landlord's consent to subject its interest in the Premises or the Building or the Land to liens which may be filed in connection therewith. Tenant may hire Landlord (or its designee), at Tenant's sole discretion, to perform any Alteration.

      9.4 If any Alteration is made without Landlord's prior written consent, then Landlord shall have the right, in addition to exercising all other available remedies, at Tenant's expense to remove and correct such Alteration and restore the Premises and the Building to their condition immediately prior thereto or to require Tenant to do the same. Unless Landlord elects otherwise pursuant to this Section 9.4, all Alterations to the Premises or the Building made by either party immediately shall become Landlord's property (provided, however, that during the Lease Term Tenant shall retain an insurable interest in such Alterations) and shall remain upon and be surrendered with the Premises at the expiration or earlier termination of the Lease Term; provided, however, that if Tenant is not in default under this Lease, then Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings and trade fixtures installed in the Premises solely at Tenant's expense. Notwithstanding any of the foregoing in this Section
9.4 to the contrary, Tenant also shall be required to remove all Alterations to the Premises or the Building and all non-trade fixtures and equipment that Landlord designates in writing for removal (which designation shall be provided to Tenant prior to (a) the date thirty (30) days prior to the expiration of the Lease Term or (b) the earlier termination of the Lease Term, other than any termination as a result of an Event of Default (as hereinafter defined), in which event Landlord shall give Tenant such notice as is practicable under the circumstances, whether before or after the termination) and Tenant shall be required to remove all telephone and data cabling installed above the ceiling of the Premises by or on behalf of Tenant (collectively, "Cabling"). If Landlord designates to Tenant any Alterations or non-trade fixtures and equipment for removal after a termination of this Lease on account of an Event of Default, Tenant shall have five (5) business days to remove such designated Alterations or non-trade fixtures and equipment, after which time Landlord shall have the right to remove at Tenant's cost and expense any such designated Alterations or non-trade fixtures and equipment remaining in the Premises. Movable furniture, furnishings and trade fixtures shall be deemed to include any of Tenant's systems furniture and exclude any item that normally would be removed or detached from the Premises with the assistance of any tool or machinery other than a dolly. Landlord shall have the right to repair or replace at Tenant's expense all damage to the Premises or the Building caused by any such removal if Tenant has failed to do so promptly after notice thereof from Landlord or to require Tenant to do the same. If any such furniture, furnishing or trade fixture is not removed by Tenant prior to the expiration or earlier termination of the Lease Term, then the same shall become, at Landlord's option, Landlord's property and shall be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right to remove from the Premises at Tenant's expense such furniture, furnishing or trade fixture and any Alteration, nontrade fixture or equipment (which Landlord designates in writing for removal) and any Cabling.

                                    ARTICLE X
                                      SIGNS

      10.1 Landlord shall provide at its sole cost and expense two (2) building-standard V-shaped monument signs, which signs shall be located one (1) at each of two (2) entrances to the Premises; provided, however, that at least one (1) sign must be in the front of the Building. Tenant shall have the right to provide the design for the aforesaid signs or for signs of equivalent value (as mutually agreed by Landlord and Tenant) to Landlord at any time prior to the date ninety (90) days prior to the Anticipated Occupancy Date; provided, however, that Landlord shall have the right to approve the design of the aforesaid signs. Landlord and Tenant acknowledge and agree that the exact design and location of the aforesaid signs shall be subject to ARB approval. Landlord shall use good faith efforts to obtain ARB approval in a timely manner. Tenant shall not paint, affix or otherwise display on any part of the exterior or interior of the Building (or any part of the Premises that is visible from outside the Premises) any other sign, advertisement or notice. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant's expense or to require Tenant to do the same.

      10.2 Except by United States mail, Tenant shall not distribute any advertisements or notices within the Complex.

                                   ARTICLE XI
                             [INTENTIONALLY DELETED]

                                   ARTICLE XII
                                  HOLDING OVER

      12.1 Tenant acknowledges and agrees that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises, because Landlord will (a) require an extensive period to locate a replacement tenant and (b) plan its entire leasing and renovation program for the Building in reliance on its lease expiration dates. Tenant also acknowledges and agrees that if Tenant fails to surrender the Premises at the expiration or earlier termination of the Lease Term, then it will be presumed conclusively that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Base Rent and additional rent that would have been payable had the Lease Term continued during such holdover period. Therefore, if Tenant does not surrender the Premises immediately upon the expiration or earlier termination of the Lease Term, then the rent shall be increased, for the first three (3) months of the holdover period, to an amount equal to one and one-half times the Base Rent, additional rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period and, if the holdover period continues thereafter, to an amount equal to the greater of (1) one and one-half times the fair market rent for the Premises, or (2) one and one-half times the Base Rent, additional rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period. Such rent shall be computed on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Landlord's acceptance of such rent shall not affect adversely in any manner Landlord's other rights and remedies, including Landlord's right to evict Tenant and to recover damages. Tenant agrees to hold Landlord harmless from and against all loss and damages, direct and consequential, that Landlord might suffer or incur in connection with claims by other parties against Landlord arising out of the holding over by Tenant, including, without limitation, attorneys' fees that might be incurred by Landlord in defense of such claims. Except as otherwise specifically provided in this Article, all terms of this Lease shall remain in full force and effect during such holdover period.

                                  ARTICLE XIII
                                    INSURANCE

      13.1 Tenant shall not conduct any activity or place any item in or about the Building that might increase the rate of any insurance on the Building. If any increase in the rate of such insurance is due to any such activity or item, then (whether or not Landlord has consented to such activity or item and without waiving Landlord's right to require such activities to cease) Tenant shall pay the amount of such increase. The statement of any insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fires or the correction of hazardous conditions) that such an increase is due to any such activity or item shall be conclusive evidence thereof; provided, however, that Landlord shall obtain, if so requested in writing by Tenant, a statement of a second insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fires or the correction of hazardous conditions) confirming that such an increase is due to any such activity or item.

      13.2 Tenant shall maintain throughout the Lease Term with a company licensed to do business in the jurisdiction in which the Building is located, approved by Landlord and having a rating equal to or exceeding A:ll in Best's Insurance Guide (a) broad form comprehensive general liability insurance (written on an occurrence basis and including contractual liability coverage insuring the obligations assumed by Tenant pursuant to Section 15.2 and an endorsement for personal injury), (b) all-risk property insurance and (c) comprehensive automobile liability insurance (covering automobiles owned by Tenant). Such liability insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than two million dollars ($2,000,000) combined single limit per occurrence during the first three (3) Lease Years or three million dollars ($3,000,000) combined single limit per occurrence during the final two (2) Lease Years; provided, however, that Landlord shall have the right to require increased minimum amounts of such insurance during the Renewal Term. Such property insurance shall be in an amount not less than that required to replace all Alterations and all other contents of the Premises, excluding only the work and materials considered to be building standard finishes. Such automobile liability insurance shall be in an amount not less than one million dollars ($1,000,000) combined single limit per occurrence and two million dollars ($2,000,000) in the aggregate. All such insurance shall name Landlord, its managing agent and the holder of any Mortgage as additional named insureds, contain an endorsement that such insurance shall remain in full force and effect notwithstanding that the insured may have waived its claims against any person prior to the occurrence of a loss, provide that the insurer waives all right of recovery by way of subrogation against Landlord, its partners, agents and employees and contain an endorsement prohibiting cancellation, failure to renew, reduction in amount of insurance or change of coverage (x) as to the interests of Landlord or the holder of any Mortgage by reason of any act or omission of Tenant and (y) without the insurer's giving Landlord thirty (30) days' prior written notice of such action. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes commercially reasonable for prudent tenants engaged in operations similar to those in which Tenant might be engaged to carry insurance of such higher minimum amounts or of such types. If Tenant disputes in good faith and on reasonable basis any determination by Landlord to require Tenant to obtain higher minimum amounts of insurance or different types of insurance, then Landlord and Tenant each shall appoint, within five (5) days of Tenant delivering notice to Landlord of such dispute by Tenant, a licensed and appropriately qualified independent commercial insurance broker or agent. Such two insurance brokers or agents together shall consider all relevant facts and circumstances. If such insurance brokers or agents reach agreement, concerning the propriety of Landlord's requirement that Tenant obtain higher minimum amounts of insurance or different types of insurance, then such insurance brokers or agents shall issue a joint written report, which report shall be binding on Landlord and Tenant. If such insurance brokers or agents do not reach agreement within ten (10) days of the appointment of the later of them to be appointed concerning the propriety of Landlord's requirement that Tenant obtain higher minimum amounts of insurance or different types of insurance, then within five (5) days thereafter such insurance brokers or agents shall render separate written reports and together shall appoint a third licensed and appropriately qualified independent commercial insurance broker or agent. The third insurance broker or agent shall consider all relevant facts and circumstances and, within ten (10) days of his or her appointment, shall render a written report concerning the propriety of Landlord's requirement that Tenant obtain higher minimum amounts of insurance or different types of insurance, which report shall be binding on Landlord and Tenant. Landlord shall bear the costs and expenses incurred for the services of its insurance broker or agent and one-half of the costs and expenses incurred for the services of the third insurance broker or agent. Tenant shall bear the costs and expenses incurred for the services of its insurance broker or agent and one-half of the costs and expenses incurred for the services of the third insurance broker or agent. Tenant shall deliver a certificate of such insurance and receipts evidencing payment of the premium for such insurance (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord on or before the Lease Commencement Date and at least annually thereafter.

      13.3 Landlord shall maintain fire insurance with extended coverage insuring the base Building (but not any Alterations or any personal property or other property of any tenant, including Tenant) through either (a) a "master" or "blanket" policy covering the Building and other properties of Landlord and affiliates of Landlord providing coverage for the Building in an amount not less than ninety percent (90%) of estimated replacement cost (when the value of the base Building is averaged with the values of the other properties covered by such master policy) but permitting the payment of the full replacement cost of the base building of any single property covered thereby (up to such policy's maximum amount) or (b) a policy covering the Building providing coverage for the Building in an amount not less than one hundred percent (100%) of estimated replacement cost. Landlord hereby waives its right of recovery against Tenant if the damage, loss or destruction was not caused by the gross negligence or willful act or omission of Tenant or any Invitee, but only to the extent that Landlord receives insurance proceeds with respect to such damage, loss or destruction. Landlord shall maintain broad form comprehensive general liability insurance in an amount not less than two million dollars ($2,000,000) combined single limit in the first three (3) Lease Years and three million dollars ($3,000,000) combined single limit thereafter.

                                   ARTICLE XIV
                             SERVICES AND UTILITIES

         14.1 Landlord will furnish to the Premises heating, ventilation and air-conditioning ("HVAC") on a year-to-year basis throughout the Premises appropriate to the season. The equipment is designed to be capable of maintaining a uniform indoor temperature of approximately 75 degrees Fahrenheit Dry Bulb at a maximum of 50% Relative Humidity in summer based on the local outdoor design condition and approximately 70 degrees Fahrenheit Dry Bulb at a minimum of 25% Relative Humidity in the winter based on local outdoor design condition. Temperature control shall be automatic, and the equipment is capable of maintaining temperature set point +5 degrees Fahrenheit. Under ordinary circumstances, Landlord shall set the thermostats for the Premises at 73 degrees Fahrenheit during the season for air-conditioning and at 68 degrees during the season for heating. Landlord shall not be liable for any failure to maintain comfortable atmosphere conditions in all or any portion of the Premises due to excessive heat generated by any equipment or machinery installed by Tenant (with or without Landlord's consent) or due to any impact that Tenant's furniture, equipment, machinery, millwork or skylights might have upon the delivery of HVAC to the Premises. For purposes of this Section 14.1, excessive heat shall be deemed to result from (a) the installation of machinery or equipment, other than normal office machinery and equipment, in an area not engineered for such office machinery and equipment or (b) the installation and concurrent operation of a number of normal office machines or pieces of equipment in an area not engineered for such a concentration. For example, a typical office will provide comfortable temperatures for its occupant when a normal personal computer is installed and operated in that office, but it may not do so if an unusually large computer or a number of smaller computers are installed and operated in that office. Landlord shall not be liable for its failure to maintain comfortable atmosphere conditions due to an occupancy load of more than one person per one hundred and fifty (150) square feet. Landlord will provide: standard janitorial service, in accordance with the janitorial specifications attached hereto as Exhibit H, on Monday through Friday only, excluding federal legal holidays; electricity; water; and exterior window-cleaning service. Landlord shall provide heating, ventilation and air-conditioning as required pursuant to this Lease during the normal hours of operation of the Building, which normal hours of operation of the Building will be 8:00 a.m. to 7:00 p.m. on Monday through Friday, 9:00 a.m. to 1:00 p.m. on Saturday (except New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas
Day). If Tenant requires air-conditioning or heat beyond the normal hours of operation, then Landlord will furnish the same, and Landlord shall install "run hour" meter buttons in the Premises to control the seven (7) rooftop HVAC units to allow Tenant to control the usage of air-conditioning or heat after the normal hours of operation. Tenant shall pay for such extra service in accordance with Landlord's then-current schedule, which current rate is eight dollars ($8.00) per hour for each of the seven (7) rooftop HVAC units serving the Premises, and which current rate is subject to increase from time to time to reflect increases in Landlord's direct costs for electricity in providing extra service. Tenant shall pay for such extra service within twenty (20) days after receipt of Landlord's statement for such charges; provided, however, that if Tenant is in default under this Lease (all notice and cure periods having expired), Landlord shall have the right to terminate Tenant's right to utilize the "run hour" meter buttons. Except as otherwise specified herein, Landlord shall not be required to furnish services and utilities during hours other than the normal hours of operation of the Building.

      14.2 Landlord may install checkmeters to electrical circuits to verify that Tenant's electricity consumption is not excessive. A total average consumption of electricity in excess of five (5) watts per square foot for the Premises, including HVAC, lighting and power for Tenant's outlets, equipment and machinery, shall be deemed excessive. If such checkmeters indicate that such consumption is excessive, as determined by Landlord in consultation with a duly qualified independent contractor or consultant over at least a three (3) month period, then Tenant shall reimburse Landlord for the cost of installing such checkmeters and Landlord may install at Tenant's expense submeters (or similar measuring devices) to ascertain Tenant's actual electricity consumption, and thereafter Tenant shall pay for such consumption at the then-current price per kilowatt hour charged Landlord by the utility company.

      14.3 Tenant shall promptly reimburse Landlord on demand for the cost of any excess or disproportionate utility usage in or in connection with the Premises (including, but not limited to, water, sewer and chiller usage). Excess and/or disproportionate usage shall be determined by Landlord (in consultation with a duly qualified independent contractor or consultant) and pursuant to measurement of such usage by Landlord's energy management system. without limiting the generality of the foregoing, Tenant shall be responsible for all utility usage in connection with any supplementary HVAC units installed in the Premises.

      14.4 Landlord reserves the right to curtail or suspend any utility, service or Building system when necessary or desirable in the reasonable judgment of Landlord, by reason of accident, emergency, repairs, alterations, replacements or improvements or any other reason whatsoever, until such cause has been removed or remedied. With respect to a nonemergency curtailment or suspension, Landlord shall provide Tenant, to the extent practicable, with reasonable prior notice of such curtailment or suspension. If Tenant requests in writing that Landlord reschedule any such nonemergency curtailment or suspension to minimize the impact thereof on Tenant's work schedule, then Landlord shall reschedule such nonemergency curtailment or suspension to the extent practicable; provided, however, that if Tenant refuses entry to any party attempting to remove or remedy the situation notwithstanding that Tenant had theretofore approved such entry time, Tenant shall be responsible to Landlord (and shall reimburse Landlord promptly upon demand) for any costs (including any increase in service charges) resulting from such action of Tenant. In the event of Landlord's failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder, Landlord shall not have any liability to Tenant; provided, however, that Landlord shall use good faith efforts to restore such failure or inability so long as such failure or inability is within Landlord's reasonable control and to expend reasonable sums to minimize the period of time over which any interruption of a utility, service or Building system extends; and provided further, however, that if any utility, service or Building system is interrupted on account of a cause within Landlord's reasonable control and such interruption continues for more than one
(1) business day after Landlord's receipt of written notice from Tenant identifying such interruption and as a result thereof all or a portion of the Premises become uninhabitable, then Tenant shall be entitled to a pro rata abatement of rent for the portion of the Premises that becomes uninhabitable and actually is not occupied by Tenant. Such abatement of rent shall be retroactive to the first business day of the interruption and shall remain in effect until the utility, service or Building system is restored in a manner that renders the uninhabitable portion of the Premises habitable, or Tenant recommences use, whichever first occurs. Any interruption in any utility, service or Building system that might give rise to a claim by Tenant for abatement of rent pursuant to this Section shall be deemed an emergency for purposes of this Lease allowing Landlord immediate access to the Premises. In the event of any conflict between the provisions of this Section 14.4 and the provisions of Section 15.1 below, the provisions of this Section 14.4 shall control.

         14.5 If any public utility or governmental body requires Landlord or Tenant to restrict the consumption of any utility or reduce any service to the Premises or the Building, Landlord and Tenant shall comply with such requirements whether or not the utilities and services referred to in this
Article XIV are thereby reduced or otherwise affected, without any abatement, deduction, set-off, rebate or adjustment to the Base Rent or additional rent payable hereunder. Landlord shall recalculate its estimate of increases in Operating Expenses in accordance with Section 5.5 above in the event of any such action, however.

         14.6 Subject to the terms and conditions of this Lease, Tenant shall have access to the Building twenty-four (24) hours a day, seven (7) days a week. Landlord acknowledges that it currently provides a security service for its properties in Reston, Virginia from 2:00 p.m. to 2:00 a.m. each day, but Landlord reserves specifically the right to change the hours during which such security service is provided and to cancel such security system entirely (provided, however, that Landlord shall use good faith efforts to notify Tenant of any such change or cancellation). Tenant and its employees shall have the right to request that Landlord's security service provide escorts during the hours in which such security service is in operation and outside the normal hours of operation of the Building, provided that in all instances the satisfaction of such requests shall be subject to the other demands made from time to time on such security service by Landlord and the other tenants of Landlord. The availability of the aforesaid security service shall not be a condition to this Lease remaining in force and effect, and Tenant acknowledges and agrees that Landlord shall provide the aforesaid security service only as an accommodation to Tenant.

                                   ARTICLE XV
                              LIABILITY OF LANDLORD

         15.1 Landlord and its employees and agents shall not be liable to Tenant, any Invitee or any other person or entity for any damage (including indirect and consequential damage), injury, loss or claim (including claims for the interruption of or loss to business) based on or arising out of any cause whatsoever (except as otherwise provided in this Section), including without limitation the following: repair to any portion of the Premises or the Building; interruption in the use of the Premises or any equipment therein; any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of heating, cooling, electrical, sewerage or plumbing or mechanical equipment or apparatus; termination of this Lease by reason of damage to the Premises or the Building; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or the Building from water, rain, ice, snow or other cause that may leak into, or flow from, any part of the Premises or the Building or the Land, or from drains, pipes or plumbing fixtures in the Premises or the Building or the Land. If any condition exists that might be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or Invitees in or about the Premises, the Building or the Land shall be at the sole risk of Tenant, and Landlord shall not be responsible therefor in any manner. If any employee of Landlord receives any package or article delivered for Tenant, then such employee shall be acting as Tenant's agent for such purpose and not as Landlord's agent. Notwithstanding the foregoing provisions of this Section, Landlord shall not be released from liability to Tenant for any physical injury to any natural person caused by Landlord's willful misconduct or negligence to the extent such injury is not covered by insurance (a) carried by Tenant or such person or (b) required by this Lease to be carried by Tenant.

         15.2 Tenant shall reimburse Landlord for, and shall indemnify, defend upon request and hold Landlord and its employees and agents harmless from and against all costs, damages, claims, liabilities, expenses (including attorneys' fees), losses and court costs suffered by or claimed against Landlord, directly or indirectly, based on or arising out of, in whole or in part, (a) use and occupancy of the Premises or the business conducted therein, (b) any act or omission of Tenant or any Invitee, (c) any breach of Tenant's obligations under this Lease, including failure to surrender the Premises upon the expiration or earlier termination of the Lease Term, or (d) any entry by Tenant or any Invitee upon the Land prior to the Lease Commencement Date.

      15.3 If any landlord hereunder transfers the Building or such landlord's interest therein, then such landlord shall not be liable for any obligation or liability based on or arising out of any event or condition occurring after such transfer. Tenant shall attorn to such transferee and, within five (5) days after request, shall execute, acknowledge and deliver any document submitted to Tenant confirming such attornment.

      15.4 Tenant shall not have the right to offset or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant's sole remedy for recovering upon such claim shall be to institute an independent action against Landlord.

      15.5 If Tenant or any Invitee is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord's estate and interest in the Building and the Land. No other asset of Landlord, any partner, director or officer of Landlord (collectively, "Officer") or any other person or entity shall be available to satisfy or subject to such judgment, nor shall any Officer or other person or entity have personal liability for satisfaction of any claim or judgment against Landlord or any Officer.

                                   ARTICLE XVI
                              RULES AND REGULATIONS

      16.1 Tenant and Invitees shall observe the rules and regulations specified in Exhibit I attached hereto, as such rules and regulations might be modified, amended or supplemented from time to time. Tenant and Invitees also shall observe any other rule or regulation that Landlord might promulgate in its reasonable discretion for the operation or maintenance of the Building, provided that notice thereof is given and such rule or regulation is not inconsistent with the provisions of this Lease. Landlord shall have no duty to enforce such rules and regulations or any provision of any other lease against any other tenant. Landlord shall not enforce such rules and regulations against Tenant in a manner that discriminates against Tenant.

                                  ARTICLE XVII
                              DAMAGE OR DESTRUCTION

      17.1 If the Premises or the Building are totally or partially damaged or destroyed thereby rendering the Premises totally or partially untenantable, then Landlord shall repair and restore the Premises (except as hereinafter provided) and the Building to substantially the same condition in which they were in prior to such damage or destruction; provided, however, that if in the judgment of an appropriately qualified architect, engineer or other professional selected by Landlord in good faith (the "Casualty Architect") such repair and restoration cannot be completed within ninety (90) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord shall have the right, at its sole option, to terminate this Lease as of the sixtieth
(60th) day after such damage or destruction by giving written notice of termination within forty-five (45) days after the occurrence of such damage or destruction. Notwithstanding the provisions of the foregoing sentence, if only the Premises or the Building (and not any other building in the Complex) has been damaged or destroyed, then, in the selection of the Casualty Architect, Landlord shall propose by notice (whether in writing, by telephone or by facsimile transmission) to Tenant two
(2) candidates satisfying the conditions set forth above. If Tenant does not notify Landlord (whether in writing, by telephone or by facsimile transmission) of its selection of either proposed candidate within twenty-four (24) hours of Landlord's notice to Tenant, then Landlord shall have the right to select in its sole discretion either of the proposed candidates. If the Premises or any part thereof are damaged or destroyed by fire or any other cause, Tenant shall give prompt notice thereof to Landlord promptly upon Tenant obtaining knowledge thereof. Tenant shall be responsible for any additional expenses incurred in the event that Tenant does not provide such notice promptly. If this Lease is terminated pursuant to this Article, then rent shall be apportioned (based on the portion of the Premises which is usable after such damage or destruction) and paid to the date of termination. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay the Base Rent and additional rent only for the portion of the Premises that is usable while such repair and restoration are being made; provided, however, that if such damage or destruction was caused by the negligent, willful or intentional act or omission of Tenant or any Invitee, then Tenant shall not be entitled to any such rent reduction. If this Lease is not terminated as a result of such damage or destruction, then Landlord shall bear the expenses of such repair and restoration of the Premises and the Building; provided, however, that if such damage or destruction was caused by the negligent, willful or intentional act or omission of Tenant or any Invitee, then Tenant shall pay the amount by which such expenses exceed the insurance proceeds, if any, actually received by Landlord on account of such damage or destruction; and provided further, however, that in no event shall Landlord be required to repair or restore any work and materials not deemed by Landlord to be building standard work and materials, any Alteration previously made by Tenant or any of Tenant's trade fixtures, furnishings, equipment or personal property (unless the damage to such items is caused by Landlord's willful misconduct or negligence and is not covered by insurance carried by Tenant or required by this Lease to be carried by Tenant). Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease if (a) Landlord's insurance is insufficient to pay the full cost of such repair and restoration (provided that Landlord is carrying the insurance that Landlord is required to carry pursuant to this Lease), (b) the holder of any Mortgage fails or refuses to make such insurance proceeds available for such repair and restoration, (c) zoning or other applicable laws or regulations do not permit such repair and restoration or (d) more than fifty percent (50%) of the Building is damaged by fire or casualty (whether or not the Premises has been damaged) to such an extent that Landlord decides, in its sole and absolute discretion, not to rebuild or reconstruct the Building.

      17.2 If, within forty-five (45) days after the occurrence of the damage or destruction described in Section 17.1 above, the Casualty Architect determines that the repairs and restoration cannot be completed substantially within one hundred eighty (180) days after the occurrence of such damage or destruction (or, if more than fifty percent (50%) of the Premises has been damaged or destroyed, determines that the repairs and restoration cannot be completed substantially within one hundred twenty (120) days after the occurrence of such damage or destruction), and provided that Landlord does not elect to terminate this Lease pursuant to this Article, then Landlord promptly shall notify Tenant of such determination. Tenant shall have the right to terminate this Lease by providing notice of such termination to Landlord within fifteen (15) days of Landlord's notice to Tenant. Notwithstanding any of the foregoing to the contrary, Tenant shall not have the right to terminate this Lease if the negligent, willful or intentional act or omission of Tenant or any Invitee caused the damage or destruction.

      17.3 Notwithstanding any provision of this Article XVII to the contrary, if any portion of the Premises is rendered untenantable, then Landlord shall use its good faith efforts to make available to Tenant as temporary space any unleased and unoccupied space of similar size in the Complex. Any such temporary space shall be made available to Tenant in its "as is" condition, with Landlord having no obligation to install any tenant improvements in such temporary space. Landlord shall have no obligation to provide Tenant with any allowances or other concessions whatsoever with respect to such temporary space. Landlord shall have no obligation to provide Tenant with temporary space that exceeds in size the portion of the Premises that is rendered untenantable. The Base Rent and additional rent for such temporary space shall be the Base Rent and additional rent that Tenant would have paid for the portion of the Premises that is rendered untenantable; provided, however, that, if the portion of the Premises that is rendered untenantable exceeds in size such temporary space, then the Base Rent and additional rent shall be adjusted accordingly. The availability of temporary space for the temporary relocation of any portion of the Premises rendered untenantable shall not be a condition to this Lease remaining in force and effect if under the other terms and provisions of this Section this Lease is to remain in force and effect. Tenant acknowledges and agrees that this right of Tenant to relocate any untenantable portion of the Premises to temporary space is provided only as an accommodation to Tenant.

                                  ARTICLE XVIII
                                  CONDEMNATION

      18.1 If thirty percent (30%) or more of the Premises or occupancy thereof shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, "condemned"), then this Lease shall terminate on the date title vests in such authority and rent shall be apportioned as of such date. If less than thirty percent (30%) of the Premises or occupancy thereof is condemned, then this Lease shall continue in full force and effect as to the part of the Premises not condemned, except that as of the date title vests in such authority Tenant shall not be required to pay the Base Rent and additional rent with respect to the part of the Premises condemned. Notwithstanding anything herein to the contrary, if any portion of the Land or the Building is condemned, and the nature, location or extent of such condemnation is such that Landlord elects, in its sole and absolute discretion, to demolish the Building (in whole or in part), then Landlord may terminate this Lease by giving sixty (60) days prior written notice of such termination to Tenant at any time after such condemnation (provided, however, that Landlord shall use its good faith efforts to provide a longer advance notice to Tenant if possible), and this Lease shall terminate on the date specified in such notice and rent shall be adjusted to such date.

      18.2 All awards, damages and other compensation paid by such authority on account of such condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation. Tenant shall not make any claim against Landlord or the authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for the value of furnishings and trade fixtures installed in the Premises at Tenant's expense and for relocation expenses, provided that such claim is stated separately from any award to Landlord, and provided further that such claim shall diminish in no way the award, damages or compensation otherwise payable to Landlord in connection with such condemnation.

                                   ARTICLE XIX
                                     DEFAULT

         19.1 An Event of Default is any one or more of the following: (a) Tenant's failure (1) to make by no later than the date eight (8) days after the date when due any payment of the Base Rent due hereunder or (2) to make when due any payment of additional rent or other sum due hereunder (provided, however, that with respect to the first three (3) such failures during any twelve (12) month period, an Event of Default shall not occur unless such failure continues for five (5) days after notice from Landlord); (b) Tenant's failure to perform or observe any material covenant or condition, if such failure is not susceptible to cure; (c) Tenant's failure to perform or observe any covenant or condition that is susceptible to cure, if such failure continues for thirty (30) days after written notice thereof from Landlord, or such shorter period as is appropriate if such failure can be cured within a shorter period of time, provided that, if such violation or failure is susceptible to cure but is not capable of being cured within such thirty (30) day period, there shall exist no Event of Default if Tenant promptly commences to cure such violation or failure and diligently pursues such cure to completion and actually completes such cure within ninety (90) days from the date of Landlord's notice; (d) Tenant's failure to occupy continuously the Premises unless Tenant is current in making all payments required under this Lease; (e) an Event of Bankruptcy as specified in
Article XX; or (f) Tenant's dissolution or liquidation.

         19.2 If there shall be an Event of Default, including an Event of Default prior to the Lease Commencement Date, then the provisions of this Section shall apply. Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant's right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit, any other notice to quit or of Landlord's intention to re-enter the Premises being expressly waived. If necessary, Landlord may proceed to recover possession of the Premises under applicable laws, by such other proceedings, including re-entry and possession, or by using such force as may be necessary. If Landlord elects to terminate this Lease and/or elects to terminate Tenant's right of possession, then everything in this Lease to be done by Landlord shall cease, without prejudice, however, to Tenant's liability for all rent and other sums due hereunder. Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which terms may extend beyond the date on which the Lease Term would have expired but for Tenant's default) and on such terms and conditions (which terms and conditions may include concessions or free rent and alterations of the Premises) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall Tenant's obligations be diminished by reason of, Landlord's failure to relet the Premises or collect any rent due upon such reletting. If Landlord relets the Premises and collects rent in excess of the Base Rent and additional rent owed by Tenant hereunder, Landlord shall be entitled to retain any such excess and Tenant shall not be entitled to a credit therefor. Whether or not this Lease is terminated, Tenant nevertheless shall remain liable for the Base Rent, additional rent and damages that might be due or sustained, and all costs, fees and expenses (including without limitation attorneys' fees, brokerage fees and expenses incurred in placing the Premises in first-class rentable condition) incurred by Landlord in pursuit of its remedies and in renting the Premises to others from time to time. Tenant shall be liable for all rent that would have applied to any period of occupancy of the Premises (whether or not any such period has elapsed) for which Tenant was granted occupancy hereunder without any obligation to pay such rent (if any). Tenant also shall be liable for additional damages that at Landlord's election shall be either: (a) an amount equal to the Base Rent and additional rent that would have become due during the remainder of the Lease Term, less the amount of rental, if any, that Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent payable as a result of any failure of such other person to perform any of its obligations), in which case such damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant's default and continuing until the date on which the Lease Term would have expired but for Tenant's default (provided, however, that if at the time of any reletting of the Premises there exists other space in the Building available for leasing, then the Premises shall be deemed the last space rented, even though the Premises may be relet prior to the date such other space is leased, and provided further, however, that separate suits may be brought to collect any such damages for any month(s), and such suits shall not in any manner prejudice Landlord's right to collect any such damages for any subsequent month(s), or Landlord may defer any such suit until after the expiration of the Lease Term, in which event such suit shall be deemed not to have accrued until the expiration of the Lease Term); or (b) an amount equal to the present value (as of the date of Tenant's default) of the Base Rent and additional rent that would have become due through the date on which the Lease Term would have expired but for Tenant's default, which damages shall be payable to Landlord in a lump sum on demand. For purposes of this Section, present value shall be computed by discounting at a rate equal to the prime rate at the time of such computation as published in the "Money Rates" section of the Wall Street Journal. Tenant waives any right of redemption, re-entry or restoration of the operation of this Lease under any present or future law, including any such right that Tenant otherwise would have if Tenant shall be dispossessed for any cause. As used in the preceding sentence, the words "redemption", "re-entry", "retention" and "dispossessed" shall not be deemed restricted to their technical or legal meanings. Whether or not this Lease and/or Tenant's right of possession is terminated, Landlord shall have the right, upon the occurrence of an Event of Default, to terminate by written notice any renewal or expansion right contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion.

      19.3 Landlord's rights and remedies set forth in this Lease are cumulative and in addition to Landlord's other rights and remedies at law or in equity, including those available as a result of any anticipatory breach of this Lease. Landlord's exercise of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Landlord's delay or failure to exercise or enforce any of Landlord's rights or remedies or Tenant's obligations shall not constitute a waiver of any such rights, remedies or obligations. Landlord shall not be deemed to have waived any default unless such waiver expressly is set forth in an instrument signed by Landlord. Any such waiver shall not be construed as a waiver of any covenant or condition except as to the specific circumstances described in such waiver. Neither Tenant's payment of an amount less than a sum due nor Tenant's endorsement or statement on any check or letter accompanying such payment shall be deemed an accord and satisfaction. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. Landlord may accept the same without prejudice to Landlord's right to recover the balance of such sum or to pursue other remedies. Re-entry and acceptance of keys shall not be considered an acceptance of a surrender of this Lease.

      19.4 If more than one natural person and/or entity shall constitute Tenant or any Guarantor, then the liability of each such person or entity shall be joint and several. If Tenant or any Guarantor is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several.

      19.5 If Tenant fails to make any payment to any third party or to do any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act. Landlord's taking such action shall not be considered a cure of such failure by Tenant and shall not prevent Landlord from pursuing any remedy to which it otherwise is entitled to in connection with such failure. If Landlord elects to make such payment or do such act, then all expenses incurred, plus interest thereon at the Default Rate (as hereinafter defined) from the date incurred to the date of payment thereof by Tenant, shall constitute additional rent. The Default Rate shall equal the rate per annum that is the greater of eighteen percent (18%) or five
(5) whole percentage points above the prime rate published from time to time in the "Money Rates" section of the Wall Street Journal.

      19.6 If Tenant fails (a) to make any payment of the Base Rent payable to Landlord on or before the date eight (8) days after the date such payment is due and payable or (b) to make any payment of additional rent or any other sum payable to Landlord on or before the date such payment is due and payable, then Tenant shall pay a late charge equal to five percent (5%) of the amount of such payment. Such payment and such late fee shall bear interest at the Default Rate from the date such payment was due to the date of payment; provided, however, that any payment of Base Rent and such late fee thereon shall not commence bearing interest until the date nine (9) days after the date such payment of Base Rent is due and payable. It Tenant is in default of this Lease for the same or substantially the same reason more than twice during any Lease Year, then, at Landlord's election, Tenant shall not have the right to cure such repeated default. In the event of Landlord's election not to allow a cure of a repeated default, Landlord shall have all the rights and remedies provided herein and by law. In addition, following each second consecutive monthly installment of rent that remains unpaid for longer than ten (10) days beyond the date on which the same is due and payable, Landlord, in addition to all other rights and remedies provided herein and by law, may require that (x) beginning with the first monthly installment of rent next due, the rent no longer shall be paid in monthly installments but shall be payable in advance on a quarterly basis and/or
(y) Tenant deposit with Landlord a security deposit in an amount equal to two
(2) months' rent. If Tenant shall deliver to Landlord a check that is returned unpaid for any reason, such payment shall be deemed never to have been made and, additionally, Tenant shall pay Landlord fifty dollars ($50.00) for Landlord's expense in connection therewith (plus any reasonable out-of-pocket expenses incurred in connection therewith), and said charge shall be payable to Landlord on the first day of the next succeeding month as additional rent.

      19.7 As security for the performance of Tenant's obligations, Tenant grants to Landlord a lien upon and a security interest in Tenant's existing or hereafter acquired personal property, inventory, furniture, fixtures, equipment and other assets that are located in the Premises or used in connection with the business to be conducted in the Premises; provided, however, that such lien and security interest shall be subordinate to (a) the rights of independent lessors who have leased furniture, fixtures, equipment or other personal property to Tenant (including any independent lessors under any saleleaseback arrangements into which Tenant might enter subsequent to its purchase of any furniture, fixtures, equipment or other personal property) and (b) the rights of independent lenders who have supplied purchase money financing to Tenant to enable Tenant to purchase personal property, inventory, furniture, fixtures, equipment and other assets. Such lien shall be in addition to Landlord's rights of distraint. Tenant from time to time and promptly upon request from Landlord (but no more often than once per each twelve (12) month period unless an Event of Default has occurred) shall provide Landlord with a detailed inventory of all such personal property, inventory, furniture, fixtures, equipment and other assets. Additionally, within five (5) days after request, Tenant shall execute, acknowledge and deliver to Landlord a financing statement and any other document submitted to Tenant evidencing or establishing such lien and security interest. During any period Tenant is in default under this Lease, Tenant shall not sell, transfer or remove from the Premises such personal property, inventory, furniture, fixtures, equipment and assets.

                                   ARTICLE XX
                                   BANKRUPTCY

         20.1 An Event of Bankruptcy is: (a) Tenant's, a Guarantor's or any general partner (a "General Partner") of Tenant's becoming insolvent, as that term is defined in Title 11 of the United States Code (the "Bankruptcy Code"), or under the insolvency laws of any state (the "Insolvency Laws"); (b) appointment of a receiver or custodian for any property of Tenant, a Guarantor or a General Partner or the institution of a foreclosure or attachment action upon any property of Tenant, a Guarantor or a General Partner; (c) filing of a voluntary petition by Tenant, a Guarantor or a General Partner under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against Tenant, a Guarantor or a General Partner as the subject debtor under the Bankruptcy Code or Insolvency Laws, which petition either (1) is not dismissed within sixty (60) days after filing or (2) results in the issuance of an order for relief against the debtor; (e) Tenant's, a Guarantor's or a General Partner's making or consenting to an assignment for the benefit of creditors or a composition of creditors; (f) a material and adverse change in the financial condition or status of Tenant, a General Partner or a Guarantor; or (g) an admission by Tenant or a Guarantor of its inability to pay debts as they become due.

         20.2 Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article XIX; provided, however, that while a case (the "Case") in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord's right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of Tenant or its trustee in bankruptcy (collectively, "Trustee") to assume or assign this Lease pursuant to the Bankruptcy Code. Trustee shall not have the right to assume or assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for all damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Tenant as debtor in possession or Tenant's assignee and (d) complies with all other requirements of the Bankruptcy Code. If Trustee fails to assume or assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case, then Trustee shall be deemed to have rejected this Lease. Adequate assurance of future performance shall require that, at a minimum, all of the following minimum criteria be met: (r) Tenant's gross income (as defined by generally accepted accounting principles) during the thirty (30) days preceding the filing of the Case must be greater than ten (10) times the next monthly installment of the Base Rent and additional rent; (s) both the average and median of Tenant's monthly gross income (as defined by generally accepted accounting principles) during the seven (7) months preceding the filing of the Case must be greater than ten (10) times the next monthly installment of the Base Rent and additional rent; (t) Trustee must pay its estimated pro rata share of the cost of all services performed or provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of the Base Rent) in advance of the performance or provision of such services; (u) Trustee must agree that Tenant's business shall be conducted in a first-class manner and that no liquidating sale, auction or other non-first-class business operation shall be conducted in the Premises;
(v) Trustee must agree that the use of the Premises as stated in this Lease shall remain unchanged and that no prohibited use shall be permitted; (w) Trustee must agree that the assumption or assignment of this Lease shall not violate or affect the rights of other tenants in the Building and the Complex;
(x) Trustee must pay at the time the next monthly installment of the Base Rent is due, in addition to such installment, an amount equal to the monthly installments of the Base Rent and additional rent due for the next six (6) months thereafter, such amount to be held as a security deposit; (y) Trustee must agree to pay, at any time Landlord draws on such security deposit, the amount necessary to restore such security deposit to its original amount; and (z) all assurances of future performance specified in the Bankruptcy Code must be provided.

                                   ARTICLE XXI
                                  SUBORDINATION

      21.1 This Lease is subject and subordinate to the lien, provisions, operation and effect of all mortgages, deeds of trust, ground leases or other security instruments that now or hereafter might encumber the Building or the Land (individually, each a "Mortgage" and collectively, "Mortgages"), to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage, and Tenant shall execute, acknowledge and deliver all confirming documents required by such holder.

      21.2 In confirmation of the foregoing subordination, Tenant at Landlord's request shall execute promptly any requisite or appropriate document. Tenant appoints Landlord as Tenant's attorney-in-fact to execute any such document for Tenant if Tenant fails to execute same within ten (10) days after request therefor. Tenant waives the provisions of any statute or rule of law now or hereafter in effect that might give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or Tenant's obligations in the event any such foreclosure proceeding is prosecuted or completed or in the event the Land, the Building or Landlord's interest therein is sold at a foreclosure sale or by deed in lieu of foreclosure. If this Lease is not extinguished upon such sale or by the purchaser following such sale, then, at the request of such purchaser, Tenant shall attorn to such purchaser and shall recognize such purchaser as the landlord under this Lease. Upon such attornment, such purchaser shall not be (a) bound by any payment of the Base Rent or additional rent more than one (1) month in advance, (b) bound by any amendment of this Lease made without the consent of the holder of each Mortgage existing as of the date of such amendment, (c) liable for damages for any breach, act or omission of any prior landlord or (d) subject to any offsets or defenses that Tenant might have against any prior landlord. Within five (5) days after receipt, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.

      21.3 If Landlord's current lender providing financing secured by the Building requires as a condition of its financing of the Building that modifications to this Lease be obtained, and provided that such modifications
(a) are reasonable, (b) do not affect adversely in a material manner Tenant's use of the Premises permitted under this Lease or Tenant's rights or economic benefits provided under this Lease and (c) do not increase the rent and other sums to be paid by Tenant, then Landlord may submit to Tenant an amendment to this Lease incorporating such modifications. Tenant shall execute, acknowledge and deliver such amendment to Landlord within five (5) days after receipt.

                                  ARTICLE XXII
                              COVENANTS OF LANDLORD

      22.1 Landlord covenants that if Tenant shall perform timely all of its obligations, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy possession of the Premises without hindrance by Landlord or anyone claiming through Landlord.

      22.2 Landlord reserves the right to, so long as to do so does not impede materially and adversely Tenant's business and use of the Premises: (a) upon at least sixty (60) days' prior written notice to Tenant, change the street address and name of the Building or the Complex (provided, however, that, unless such change in the street address or name of the Building or Complex results from a governmental or quasi-governmental directive, Landlord shall reimburse Tenant for the reasonable direct costs incurred by Tenant as a result of such change (such as (but not limited to) costs for the reprinting of stationery), if such costs were not otherwise incurred in the ordinary course of Tenant's business); (b) change the arrangement and location of entrances, passageways, doors, doorways, corridors, stairs, toilets or other public parts of the Building and the Complex (other than entrances to the Premises), and, in connection with such work, to temporarily close door entry ways, common or public spaces and corridors of the Building or the Complex (other than entrances to the Premises) so long as the Premises remain reasonably accessible; (c) erect, use and maintain pipes and conduits in and through the Premises; (d) grant to anyone the exclusive right to conduct any particular business in the Building or the Complex not inconsistent with the permitted use of the Premises;
(e) use or lease exclusively the sidewalks and other exterior areas; (f) resubdivide the Land or to combine the Land with other lands; (g) construct improvements (including kiosks) on the Land or the common areas within the Complex; (h) relocate or change roads, driveways and parking areas (subject to the provisions of Article XXIII of this Lease) and to alter the means of access to all or any portion of the Building or Complex; (i) install and display signs, advertisements and notices relating to the leasing of space in the Building on any part of the exterior or interior of the Building; (j) install such security systems and devices as Landlord deems appropriate, provided that Tenant shall be permitted to obtain access to the Premises as provided in Section 14.6; (k) create easements over the Premises and in the entrances, aisles and stairways of any parking areas for utilities, telephone lines, sanitary sewer, storm sewer, water lines, pipes, conduits, drainage ditches, sidewalks, pathways, emergency vehicles and ingress and egress for the use and benefit of others, without Tenant joining in the execution thereof, and the Lease shall automatically be subject and subordinate thereto; and (1) alter the site plan, landscaping, walkways and common areas outside the Building within the context of general site improvements, repairs and maintenance. Exercise of any such right shall not be considered a constructive eviction or a disturbance of Tenant's business or occupancy.

                                  ARTICLE XXIII
                       ADDITIONAL OBLIGATIONS OF LANDLORD

      23.1 Landlord shall provide to Tenant an allowance (the "Additional Improvements Allowance") equal to the product of (a) six dollars ($6.00) and (b) twenty-two thousand four hundred one (22,401); provided, however, that if the Reston Architectural Review Board does not approve the installation of the picnic and recreational area described in Paragraph 9.2(c) above, Landlord shall increase the Additional Improvements Allowance by six thousand dollars ($6,000). Tenant shall utilize the Additional Improvements Allowance to offset the cost and expense that Tenant incurs to Landlord with respect to (w) the Additional Improvements, (x) the eleven thousand one hundred dollar ($11,100) reimbursement that Tenant is to make to Landlord pursuant to Section 9.1 above, (y) any above-standard tenant improvements not described on the plans and specifications for Tenant's tenant improvements attached to Exhibit E and (z) any changes to such plans and specifications after their acceptance by Landlord and Tenant. If any portion of the Additional Improvements Allowance remains after satisfaction of the aforesaid obligations of Tenant to Landlord, then Landlord shall pay the balance of the Additional Improvements Allowance to Tenant within twenty (20) days after the Lease Commencement Date (or as soon thereafter as Landlord is able to reconcile the accounting for the Additional Improvements Allowance). If the costs and expenses for the improvements described in Paragraphs (w), (x),
(y) and (z) above exceed the Additional Improvements Allowance, then Tenant shall reimburse Landlord for such excess costs and expenses within twenty (20) days of Landlord's delivery to Tenant of a statement for such excess costs and expenses (accompanied by reasonable supporting information).

      23.2 Landlord shall provide to Tenant an allowance (the "Moving Allowance") equal to the product of (a) one dollar and fifty cents ($1.50) and
(b) twenty-two thousand four hundred one (22,401). Tenant shall have the right to utilize the Moving Allowance to satisfy its costs and expenses incurred in connection with its move to the Premises. Landlord shall pay portions of the Moving Allowance to Tenant, at any time after the date sixty (60) days prior to the Anticipated Occupancy Date, within twenty (20) days of Tenant's delivery to Landlord of a statement verifying the portion of the Moving Allowance so requested (along with supporting information reasonably acceptable to Landlord). If any portion of the Moving Allowance remains after Landlord's periodic payments of the Moving Allowance to Tenant, then Landlord shall pay the balance of the Moving Allowance to Tenant within twenty (20) days after the Lease Commencement Date (or as soon thereafter as Landlord is able to reconcile the accounting for the Moving Allowance).

      23.3 In the preparation of the space plan, working drawings and plans and specifications for the tenant improvements in the Premises, Tenant shall utilize the services of Stanmyre & Noel, Landlord's usual architect, or another licensed and duly qualified architect selected by Tenant and reasonably acceptable to Landlord. Tenant shall be responsible for all costs and expenses incurred in connection with such provision of the foregoing architectural services; provided, however, that Tenant shall not be responsible for the costs and expenses incurred in connection with the preparation by Stanmyre & Noel of the initial "test fit" space plan provided to Tenant prior to execution of this Lease. Notwithstanding the foregoing, Landlord shall provide to Tenant an allowance (the "Architectural Fee Allowance") equal to the product of (a) two dollars and fifty cents ($2.50) and (b) twenty-two thousand four hundred one (22,401), which Architectural Fee Allowance Tenant shall have the right to utilize against the aforesaid architectural costs and expenses. If Tenant utilizes the services of Starmyre & Noel, Landlord shall pay Stanmyre & Noel directly from the Architectural Fee Allowance (but shall pay no more than such Architectural Fee Allowance) and shall report the amounts of such payments to Tenant on a regular basis so that Tenant is informed as to the amount of the Architectural Fee Allowance remaining (if any). If Tenant utilizes the services of another architect (as contemplated above), Landlord shall pay portions of the Architectural Fee Allowance (but no more than the Architectural Fee Allowance) to Tenant within twenty (20) days of Tenant's delivery to Landlord of an invoice from such architect (along with supporting information as may be reasonably requested by and acceptable to Landlord). If any portion of the Architectural Fee Allowance remains after final payment for the aforesaid architectural costs and expenses, then Landlord shall pay the balance of the Architectural Fee Allowance to Tenant within twenty (20) days after the Lease Commencement Date (or as soon thereafter as Landlord is able to reconcile the accounting for the Architectural Fee Allowance). If the aforesaid architectural costs and expenses exceed the Architectural Fee Allowance, then Tenant shall reimburse Landlord for such excess costs and expenses within twenty (20) days of Landlord's delivery to Tenant of a statement for such excess costs and expenses (accompanied by reasonable supporting information).

      23.4 Landlord acknowledges and agrees that, for so long as Landlord owns the residential apartment complexes in the Reston, Virginia market known as Crescent and Fairways, Landlord shall provide to Tenant's employees a ten percent (10%) discount from the advertised rental rates for apartments in such complexes. This discount is personal to the initial Tenant named in this Lease and any Permitted Transferee and shall not be available to any other sublessees or assignees. Further, this discount shall become null and void in the event Tenant subleases or assigns more than twenty-five percent (25%) of the Premises (to any party other than a Permitted Transferee) or in the event the initial Tenant named in this Lease or any Permitted Transferee no longer is in possession or occupancy of the Premises. Tenant's right to this discount shall be null and void if Tenant is in default under this Lease (all notice and cure periods having expired). No termination of this discount shall affect any then-effective lease (which is not in default) between Landlord and an employee of Tenant (or a Permitted Transferee).

                                  ARTICLE XXIV
                                     PARKING

         24.1 During the Lease Term, Tenant and its employees, business invitees and agents shall have the right to use (on a non-exclusive first-come, first-served basis) four (4) parking permits for the parking areas of the Complex for each one thousand rentable square feet in the Premises from time to time for the parking of passenger automobiles in the parking areas of the Complex designated by Landlord from time to time for the use of tenants of the Building.

      24.2 During the Lease Term, Landlord shall provide to Tenant, as part of the parking permits described in Section 24.1 above, six (6) reserved parking spaces for Tenant's business invitees. Landlord shall designate these six (6) reserved parking spaces from those parking spaces located in front of the Building.

      24.3 As a result of Landlord relocating its landscaping storage area, as described in Paragraph 9.2(c) above, Landlord shall make available additional parking spaces in the rear of the Building, as shown on Exhibit G. Tenant and its employees, business invitees and agents shall have the exclusive right to use these additional parking spaces for the parking of passenger automobiles. Landlord shall designate these parking spaces as reserved for Tenant and its employees, business invitees and agents.

      24.4 Landlord reserves the right to establish and modify or amend rules and regulations governing the use of such parking areas. Landlord shall have the right to revoke a user's parking privileges in the event such user fails to abide by the rules and regulations governing the use of such parking areas. Tenant shall be prohibited from using such parking areas for purposes other than for parking registered vehicles. The storage or repair of vehicles in such parking areas shall be prohibited.

      24.5 Tenant shall not assign or sublet any parking rights granted to Tenant herein. Any attempted assignment or sublease shall be null and void.

      24.6 Landlord reserves the right to institute (upon prior notice to Tenant) a magnetic card access system or any other parking or permit system it deems appropriate. During the initial Lease Term, Tenant and its employees, business invitees and agents shall not be liable for parking charges as a result thereof with respect to the parking spaces provided pursuant to this Lease.

      24.7 Landlord shall not be liable for any damage or loss to any automobile (or property therein) parked in, on or about such parking areas, or for any injury sustained by any person in, on or about such areas. If Landlord, in its sole and absolute discretion, deems it necessary to repair or maintain such parking areas, Landlord shall have the right to substitute use of other parking areas; provided, however, that if such other parking areas are not in walking distance to the Premises, then Landlord shall provide a shuttle service, on an as-needed basis, during the normal hours of operation of the Building.

                                   ARTICLE XXV
                               GENERAL PROVISIONS

      25.1 Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises or the Building or the Land except as expressly set forth herein, and no right is being acquired by Tenant except as expressly set forth in this

Lease. This Lease contains the entire agreement of the parties and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties and discussions between the parties. This Lease may be amended or modified in any manner only by an instrument signed by both parties.

      25.2 Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant.

      25.3 Landlord and Tenant each warrants that in connection with this Lease it has not employed or dealt with any broker, agent or finder other than the Brokers (provided, however, that Tenant discloses to Landlord that Barrueta & Associates might have a claim on all or a portion of any commission owed to Priest, Taylor & Associates). Tenant shall indemnify and hold harmless Landlord from and against any claim for brokerage or other commissions asserted by any other broker, agent or finder employed by Tenant or with whom Tenant has dealt. Landlord acknowledges and agrees that it shall pay a brokerage commission to the Brokers pursuant to the terms and conditions of a separate written agreement with each Broker, and Landlord shall indemnify and hold harmless Tenant from and against any claim for brokerage commissions asserted by the Brokers. Landlord and Tenant acknowledge and agree that, until the pending claim by Barrueta & Associates to any brokerage commission payable to Priest, Taylor & Associates is released to Landlord's reasonable satisfaction, any brokerage commission payable to Priest, Taylor & Associates shall be held in escrow pursuant to an escrow arrangement mutually acceptable to Landlord and Priest, Taylor & Associates.

         25.4 From time to time upon five (5) days' prior written notice Tenant and each subtenant, assignee or occupant of Tenant shall execute, acknowledge and deliver to Landlord and any designee of Landlord a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and stating modifications); (b) the dates to which rent and any other charges have been paid; (c) that Landlord is not in default in the performance of any obligation (or specifying the nature of any default); (d) the address to which notices are to be sent; (e) that this Lease is subject and subordinate to all Mortgages, unless the holder of a Mortgage has subordinated the lien of its Mortgage to the force and effect of this Lease; (f) that Tenant has accepted the Premises and all work thereto has been completed (or specifying the incomplete work); and (g) such other matters as Landlord reasonably might request. Any such statement may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any holder or prospective holder of a Mortgage or any other person or entity. Tenant acknowledges that time is of the essence to the delivery of such statements and Tenant's failure to deliver timely such statements may cause substantial damages resulting from, for example, delays in obtaining financing secured by the Building.

      25.5 LANDLORD, TENANT, GUARANTORS AND GENERAL PARTNERS WAIVE TRIAL BY JURY IN ANY ACTION, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE LANDLORD TENANT RELATIONSHIP, TENANT'S USE OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE. Tenant consents to service of process and any pleading relating to any such action at the Premises; provided, however, that nothing herein shall be construed as requiring such service at the Premises. Landlord, Tenant, all Guarantors and all General Partners waive any objection to the venue of any action filed in any court situated in the jurisdiction in which the Building is located and waive any right under the doctrine of forum non convenient or otherwise to transfer any such action filed in any such court to any other court.

      25.6 All notices or other required communications shall be in writing and shall be deemed duly given only when delivered in person (with receipt therefor), or three (3) days after when sent by certified or registered mail, return receipt requested, postage prepaid, or the next business day when sent by national overnight courier service, to the following addresses: (a) if to Landlord, at the Landlord Address for Notices, with a copy to Shaw, Pittman, Potts & Trowbridge, Suite 4400, 1501 Farm Credit Drive, McLean, Virginia 22102,
Attention: Robert M. Gordon, Esquire; or (b) if to Tenant, at the Tenant Address for Notices, with a copy to Young & Goldman, Suite 416, 510 King Street, Alexandria, Virginia 22314, Attention: H. Alan Young, Esquire. Either party may change its address for the giving of notices by notice given in accordance with this Section. If Landlord or the holder of any Mortgage notifies Tenant that a copy of each notice to Landlord shall be sent to such holder at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such holder, and no such notice shall be considered duly sent unless such copy is so sent to such holder. If Tenant claims that Landlord has breached any obligation, then Tenant shall send such holder notice specifying the breach and permit such holder a reasonable opportunity to cure the breach.

      25.7 Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision or its application to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar thereto, and the remainder of this Lease and the application of such provision to other persons or circumstances shall not be affected.

      25.8 Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require.

      25.9 The provisions of this Lease shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or subletting.

      25.10 Landlord and its designees may enter the Premises at any time upon reasonable notice to Tenant (except in emergency situations), without charge therefor and without diminution of the rent payable by Tenant, to inspect and exhibit the Premises and make such alterations and repairs as Landlord may deem necessary (including, but not limited to, alterations and repairs for a new tenant during the last sixty (60) days of the Lease Term if Tenant has vacated the Premises).

      25.11 This Lease shall be governed by the internal laws of the Commonwealth of Virginia.

      25.12 Headings are used for convenience and shall not be considered when construing this Lease.

      25.13 The submission of a copy of this document to Tenant shall not constitute an offer or option to lease. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

      25.14 Time is of the essence with respect to each obligation of Landlord and Tenant, except as otherwise specifically provided in this Lease.

      25.15 This Lease may be executed in multiple counterparts, each of which is deemed an original and all of which constitute one and the same document.

      25.16 Neither this Lease nor a memorandum thereof shall be recorded.

      25.17 Landlord reserves the right to make reasonable changes to the plans and specifications for the Building without Tenant's consent, provided such changes do not alter the character of the Building as a first-class office building.

      25.18 Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease and paid by Tenant no later than twenty (20) days after the date Landlord notifies Tenant of the amount thereof.

      25.19 The liabilities of Landlord and/or Tenant existing as of the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.

      25.20 If Landlord or Tenant is in any way delayed or prevented from performing any obligation under this Lease (other than any obligation of Tenant to make any monetary payment required under this Lease) due to fire, act of God, governmental act or failure to act (including failure to process or delay in processing necessary permits, licenses or approvals), labor dispute (beyond the reasonable control of Landlord or Tenant, as applicable), inability to procure materials (beyond the reasonable control of Landlord or Tenant, as applicable) or any cause beyond Landlord's or Tenant's reasonable control, as applicable (whether similar or dissimilar to the foregoing events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for the time necessary to compensate for the period of such delay or prevention.

      25.21 The deletion of any printed, typed or other portion of this Lease shall not evidence an intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

      25.22 Landlord has procured financing for the Building, but Landlord is required to obtain the approval of this Lease by Landlord's lender. Landlord shall submit this Lease after execution by the parties for such approval. In the event such lender disapproves this Lease or conditions its approval on Landlord modifying substantially the economic terms of this Lease within sixty (60) days of execution, then Landlord shall give written notice thereof to Tenant, in which event this Lease shall be terminated and cancelled and the parties to this Lease automatically shall be released from any and all liability in connection with this Lease to the full extent as though it had neither been negotiated nor executed, except that Landlord shall pay to Tenant the sum of fifty thousand dollars ($50,000) as full and complete liquidated damages as a result of such cancellation of this Lease. If Landlord's lender fails to disapprove the Lease or condition its approval on Landlord modifying substantially the economic terms of this Lease within sixty (60) days of execution, then for purposes of this Lease Landlord's lender shall be deemed to have approved this Lease. Notwithstanding anything in this Section 25.22 to the contrary, the modifications to this Lease that Tenant has agreed to make pursuant to Section 21.3 of this Lease shall not be construed in any circumstance as provisions modifying substantially the economic terms of this Lease.

      25.23 Landlord shall use good faith efforts to secure for Tenant a subordination of mortgage (subordinating the lien of Landlord's lender to the force and effect of this Lease) or nondisturbance agreement (recognizing Tenant's rights under this Lease) from Landlord's lender, which subordination of mortgage or nondisturbance agreement shall be on the standard form of Landlord's lender.

      25.24 Landlord shall use good faith efforts to locate a tenant for the "deli"/cafeteria space in the Complex at 1930 Isaac Newton Square, but Tenant acknowledges and agrees that Landlord shall have no liability to Tenant if Landlord is unable to so locate a tenant.

      25.25 The person executing this Lease on Tenant's behalf warrants that such person is duly authorized to so act. The person executing this Lease on Landlord's behalf warrants that such person is duly authorized to so act.

      25.26 If any Base Rent or additional rent is collected by or through an attorney or if Landlord requires the services of an attorney to cause Tenant to cure any default, to evict Tenant or to pursue any other remedies to which Landlord is entitled hereunder, Tenant shall pay the reasonable fees of such attorney (including in-house attorneys) together with all reasonable costs and expenses incurred by Landlord in connection with such matters, whether or not any legal proceedings have been commenced. In the event of any legal proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover all costs and expenses incurred in connection with such proceeding, including reasonable attorneys' fees.

      25.27 All references in this Lease to "days" shall be taken to mean calendar days unless it is specifically provided otherwise.

      25.28 Tenant represents that the audited financial statements for the periods ending December 31, 1989 and December 31, 1990 and the nonaudited year-to-date financial statements for the period ending August 31, 1991 and delivered to Landlord are a true, complete and accurate presentation as of the date hereof of all of the assets, liabilities and net worth of Tenant. Tenant acknowledges that as a material inducement for entering into this Lease, Landlord is relying on the accuracy of this information.

      IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

                                       LANDLORD:

                                       RESTON INVESTMENT PROPERTIES ASSOCIATES
                                       LIMITED PARTNERSHIP, a Virginia Limited
                                       Partnership

WITNESS:                               By:   FAMILY TRUST UNDER THE WILL OF MARK
                                             WINKLER, DECEASED, General Partner

By:  /s/ CYNTHIA CLARK                      By: /s/ COROLYN W. THOMAS
Name: Cynthia Clark                             COROLYN W. THOMAS, Trustee
Title:

                                       By:    DONATELLI AND KLEIN ASSOCIATES
                                              RESTON, a Virginia Limited
                                              Partnership, General Partner

ATTEST:                                       By: DONATELLI & KLEIN, INC.,
                                                  General Partner



By: /s/ D. DEEANNE BOYER                          By: /s/ WILLIAM M. HARVEY
   ------------------------                          --------------------------

Name: D. DeeAnne Boyer                            Name:  William M. Harvey
      ---------------------                            ------------------------

Title: Assistant Secretary                        Title: Senior Vice President
      ---------------------                             -----------------------



RECOMMENDED FOR LANDLORD'S EXECUTION:

THE MARK WINKLER COMPANY



By: /s/ MICHAEL D. LYNCH
   -------------------------------
    MICHAEL D. LYNCH, President


ATTEST:                              TENANT:

                                     BEST PROGRAMS, INC., a Virginia
                                     Corporation



By: /s/ Jorge Forgues                By: /s/                         [SEAL]
   ------------------------------       -----------------------------

Name: Jorge Forgues                          Title: President
     ----------------------------                  ------------------

Title: Vice President of Finance             Date: 10/28/91
      ---------------------------                 -------------------



[CORPORATE SEAL]

                                   EXHIBIT A

                                  [MAP GRAPHIC]

                            [FLOOR PLAN OF PREMISES]

                     EXHIBIT B -- EXISTING "TECHPLAN" SPACE

                                  [MAP GRAPHIC]

                   [FLOOR PLAN SHOWING FIRST EXPANSION SPACE]

                        EXHIBIT C -- EXISTING "NOVA" SPACE

                                  [MAP GRAPHIC]

                   [FLOOR PLAN SHOWING SECOND EXPANSION SPACE]

                                    EXHIBIT D


                          MEASUREMENT OF RENTABLE AREA


The Rentable Area of the Premises shall be determined in accordance with the following:

      (1) Rentable Area shall equal the sum of (i) net usable area and (ii) floor core factor.

      (2) For the purposes hereof, the terms identified in Paragraph (1) hereof shall have the following definitions.

             (a) Net usable area shall be computed by measuring from the finished surface for the corridor side of the common corridor and/or wall of the building core to the inside finished surface of the glassline of the permanent outer building walls, and to the center of any demising walls that separate the Premises from any adjoining space.

             (b) Floor core factor shall be a pro rata allocation of all building service areas on the floor or floors on that the Premises are located that are not measured in the net usable area calculation, including but not limited to restrooms, public corridors, telephone and electrical closets and mechanical rooms, but excluding vertical penetrations through the floor slab that serve more than one floor in the Building, including but not limited to public stairs, public elevator shafts, flues, pipe shafts, vertical ducts and their enclosing walls. The pro rata allocation will be based on the ratio of net usable area of the Premises on the floor relative to the total net usable area on the floor.

                                    EXHIBIT E



                                 WORK AGREEMENT


      THIS EXHIBIT is attached to and made a part of that certain Lease Agreement dated as of October 28, 1991 (the "Lease"), by and between RESTON INVESTMENT PROPERTIES ASSOCIATES LIMITED PARTNERSHIP, a Virginia limited partnership ("Landlord") and BEST PROGRAMS, INC., a Virginia corporation ("Tenant").

      Tenant acknowledges and agrees that the basic economics underlying the business terms of the Lease assume occupancy of the Premises and commencement of rental payments by Tenant on or about the Anticipated Occupancy Date. Accordingly, Tenant acknowledges that time is of the essence in proceeding with the construction of the Premises, and Tenant agrees to review and finally -approve each and every submission from Landlord regarding the Premises and to provide Landlord with all materials or information requested by Landlord within five (5) business days after Tenant's receipt of any submission or request.

      1. Tenant's Authorized Representative. Tenant designates James Petersen, Jorge Forgues or Ronald Koval, any one (1) of whom can act ("Tenant's Authorized Representative"), as the person authorized to (a) initial as approval all plans, drawings, change orders and approvals pursuant to this Exhibit and (b) communicate with Landlord regarding the decisions, elections and requests of Tenant. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant's Authorized Representative.

      2. Work and Materials at Landlord's Expense. The items listed in the workletter attached hereto as Schedule I (the "Workletter") and the space plan prepared by Stanmyre & Noel dated October 25, 1991, consisting of one (1) page and initialled by Landlord and Tenant (the "Space Plan"), which Space Plan is attached hereto and made a part hereof by reference, constitute all work and materials to be provided by Landlord in connection with the initial construction of the Premises; provided, however, that as is set forth in Section 9.1 of the Lease, Tenant shall reimburse Landlord for an eleven thousand one hundred dollar ($11,100) portion of the costs and expenses of providing such work and materials.

      3. Work and Materials at Tenant's Expense. Landlord will provide any additional or nonstandard work or materials over and above the work and materials shown on the Workletter and the Space Plan and provided that Tenant requests any Additional or Nonstandard Work and Materials no later than sixty
(60) days after the date of the Lease (collectively, the "Additional or Nonstandard Work and Materials") requested by Tenant, provided that Landlord approves the final plans and working drawings therefor. Tenant also shall have the right, within sixty (60) days after the date of this Lease, to delete any work or materials shown on the Work Agreement or the Space Plan, and any savings that results from such deletion shall reduce, on a dollar-for-dollar basis, the reimbursement amount that Tenant is to pay to Landlord pursuant to Section 9.1 of the Lease and Paragraph 2 of this Work Agreement. If Tenant wants any Additional or Nonstandard Work and Materials, or if Tenant deletes any work or materials shown on the Work Agreement or the Space Plan, then Tenant shall pay all expenses of preparing all plans, working drawings and budgets prepared by the architect supervising the build-out of the Premises for the Additional or Nonstandard Work and Materials or for any such deletions of work or materials; provided, however, that Tenant shall have the right to utilize the Architectural Fee Allowance described in Section 23.3 of the Lease in satisfying such expenses. Tenant shall pay all expenses, including a fee for Landlord's construction management, incurred in connection with the Additional or Nonstandard Work and Materials. If Landlord submits an estimate of the additional expenses attributable to such Additional or Nonstandard Work and Materials, then Tenant shall pay such estimated additional expenses prior the performance of such Additional or Nonstandard Work and Materials; provided, however, that Tenant shall have the right to utilize the Additional Improvements Allowance described in Section 23.1 of the Lease in satisfying such additional expenses. If the actual additional expenses attributable to such Additional or Nonstandard Work and Materials exceed such estimated additional expenses, then Tenant shall pay the amount of such excess no later than twenty (20) days after Tenant's receipt of a bill therefor; provided, however, that Tenant shall have the right to utilize the Additional Improvements Allowance described in Section
23.1 of the Lease in satisfying such additional expenses. If such estimated additional expenses exceed the actual additional expenses attributable to such Additional or Nonstandard Work and Materials, then the amount of such excess shall be credited to Tenant against the initial payments of Base Rent due from Tenant to Landlord pursuant to the Lease. All amounts payable pursuant to this Exhibit by Tenant shall be considered additional rent and subject to the provisions of Section 19.6 of the Lease; provided, however, that Tenant shall have the right to utilize the Additional Improvements Allowance described in
Section 23.1 of the Lease in satisfying such additional expenses.

      4. Approval by Landlord. All plans and drawings (and changes thereto) shall be subject to Landlord's written approval. Such approval shall not constitute approval of any delay caused by Tenant or a waiver of any right or remedy that may arise as a result of such delay nor shall such approval constitute approval of the adequacy of the plans or their compliance with legal requirements.

      5. Change Orders. If Tenant requests any change or addition to the work or materials to be provided by Landlord pursuant to this Exhibit after Tenant's approval of final architectural working drawings and Landlord approves same, any additional expense attributable to any such change order shall be payable by Tenant prior to the performance of the work contemplated by such change order. If Landlord submits an estimate of the additional expenses attributable to a change order, then Tenant shall pay such estimated additional expenses prior to the performance of the work contemplated by such change order; provided, however, that Tenant shall have the right to utilize the Additional Improvements Allowance described in Section 23.1 of the Lease in satisfying such additional expenses. If the actual additional expenses attributable to such change order exceed such estimated additional expenses, then Tenant shall pay the amount of such excess no later than twenty (20) days after Tenant's receipt of a bill therefor; provided, however, that Tenant shall have the right to utilize the Additional Improvements Allowance described in Section 23.1 of the Lease in satisfying such additional expenses. If such estimated additional expenses exceed the actual additional expenses attributable to such change order, then the amount of such excess shall be credited to Tenant against the initial payments of Base Rent due from Tenant to Landlord pursuant to the Lease.

      6. Possession. Tenant's taking of possession of the Premises shall constitute Tenant's acknowledgment that the Premises are in good condition and that all work and materials are satisfactory, except as to any defect or incomplete work that is described in a written notice given by Tenant to Landlord not later than fifteen (15) days after the date Tenant takes possession of the Premises. Tenant and its agents shall have no right to make any alteration in the Premises until Tenant submits such written notice. Landlord will correct and complete those defects and incomplete items described in such notice that Landlord's architect or engineer confirms are in fact defects or incomplete items (collectively, "punch list items"). Landlord shall complete all such punch list items as expeditiously as possible, and Landlord agrees that any punch list items that remain unperformed for a period of twenty-five (25) days after the determination of the punch list items (subject to force majeure delays and excluding delays caused by Tenant or its Invitees and long lead items that cannot be performed within twenty-five (25) days notwithstanding Landlord's diligent efforts) may be performed by Tenant at Landlord's cost and expense after written notice to Landlord specifying the item that remains unperformed and providing Landlord with five (5) business days to perform same from receipt of such notice (and provided that all such costs and expenses are reasonable and Tenant provides valid invoices and other information reasonably requested by Landlord prior to reimbursement from Landlord). Tenant shall use only contractors acceptable to Landlord for any punch list item work on the Building's structural, mechanical, electrical, plumbing or HVAC systems. Tenant shall have the right to request that Landlord provide to Tenant a list of acceptable contractors; if Landlord fails to provide such list within two (2) business days, Tenant shall have the right to select any licensed and appropriately qualified contractor of its selection.

                             SCHEDULE I TO EXHIBIT E


                                   WORK LETTER


      The following improvements shall be provided by and at the expense of Landlord in accordance with the Stanmyre & Noel space plan dated October 25, 1991 and attached as Schedule II to the foregoing Work Agreement (the "Space Plan"), for the construction of the Premises for Tenant's occupancy.

      PARTITIONING: Interior floor to ceiling partitioning shall be constructed with 1/2" gypsum wallboard on 2 1/2" metal studs. A movable partition shall be provided for the conference/training center shown on the Space Plan.

      DOORS: Solid core wood doors and painted hollow metal frames shall be provided with a standard passage hardware set.

      PAINTING: Walls shall be painted in latex flat paint with matching trim in alkyd semi-gloss enamel. Tenant shall select colors from samples furnished by Landlord, with Tenant allowed to choose one color per room and up to three colors for the Premises.

         CEILINGS: Ceilings, set at a finished height of 9' 0" (except a finished height of 8' 0" in the existing Techplan space of approximately 6,500 square feet, as shown on the Space Plan), will be 2' x 4' Armstrong Second Look acoustical tile in a 3/4" grid. Landlord shall be responsible for all materials that are part of the ceiling assembly, including ceiling tiles, diffusers, grills and light fixtures, all of which materials are to satisfy all applicable codes.

      FLOOR COVERING: Carpet will be a 28 ounce level loop, directly glued down, with a 4" vinyl core base, in a color selected by Tenant from samples submitted by Landlord. Vinyl composite tile will be provided in the kitchen, copy room and other areas designated by Tenant.

      ELECTRICAL OUTLETS: Duplex wall outlets and duplex dedicated wall outlets, mounted in an interior partition, will be provided as shown on the Space Plan.

      TELEPHONE OUTLETS: Standard telephone wall outlets, mounted in interior partition with plaster ring and pull string, will be provided as shown on the Space Plan.

      LIGHTING: Interior lighting will be provided by recessed 2' x 4' fluorescent fixtures with prismatic lenses in sufficient quantity for general office use; provided, however, that in the conference/training center shown on the Space Plan, Landlord will install parabolic lenses.

      WINDOWS: Horizontal 1" miniblinds shall be installed on all exterior windows, which blinds shall be similar in quality to the blinds installed in the "Reston Association" space in the Complex. Caulking around windows shall be cleaned or redone where necessary to provide a neat appearance and to prevent condensation. The existing roll-up door in the rear of the 6,500 square foot Techplan space, as shown on the Space Plan, shall be converted to a window, which window shall be consistent with the pattern of the other windows in the Premises.

      HEAT AND AIR CONDITIONING: HVAC system to provide heating and cooling for normal office use with a ratio of one ton of cooling for every 300 rentable square feet. Landlord shall install one (1) additional rooftop HVAC unit. All supply ducts shall be insulated. An existing one ton HVAC unit shall be installed in the computer room, which HVAC unit shall be warrantied


                                      E-I-I
as provided in the Lease. Economizer systems shall be provided for four (4) of the existing rooftop units (two (2) existing rooftop units have economizer systems) and for the new rooftop HVAC unit to be installed. Run hour meter buttons shall be provided for each of the seven (7) rooftop HVAC units. The adjustment and calibration of both internal and external controls of the roof top units shall be retained as a function of the new layout. Baseboard hot water radiators shall be installed on the windows that do not currently have baseboard heat. Additional in-line reheat units shall be installed if required as a function of the new layout. The valves servicing the existing heating coils shall be replaced. Landlord shall purchase and maintain in reserve one (1) additional Controller and one (1) Flame Scan for the boiler servicing the Premises. All component parts of the circulating pumps including bearings, motors, impellers, packing housings and seals shall be inspected and repaired as necessary. The cabinet heaters shall be serviced and the thermostats shall be recalibrated. The roof top unit thermostats and control panels shall be recalibrated.

      RESTROOMS: Restrooms shall have sufficient fixtures to meet applicable code requirements with the finishes of such restrooms similar in quality to the restrooms in the "Reston Association" building. A shower shall be installed in the men's and women's restrooms. Mechanical ventilation to the expanded restrooms shall be in compliance with all applicable codes.

      PLUMBING: A kitchen off the lunchroom and one (1) coffee station shall be provided. Landlord shall install in the kitchen a stainless steel sink with disposal, building standard upper and lower cabinetry, a countertop, a building standard refrigerator, a building standard microwave oven, a building standard dish washer and direct water piping for a coffeemaker. The coffee station shall have a stainless steel sink, building standard upper and lower cabinetry and direct water piping for a coffeemaker. The existing air piping system shall be capped off above the ceiling. Additional coffee stations (whether or not shown on the Space Plan) shall be installed at Tenant's cost and expense.

      ELECTRICAL: Sufficient emergency power for emergency lighting shall be provided to meet all applicable codes. All light fixtures shall be cleaned and revamped as necessary. In accordance with applicable code requirements, Landlord shall utilize the necessary amount of these fixtures as emergency white lights.

      SKYLIGHTS: Five (5) skylights (4' x 4') shall be installed in locations designated by Tenant and approved by Landlord.

      SECURITY SYSTEM: An electronic security system (similar to a Kastle or like system) that restricts unauthorized access to the Premises shall be installed at the four (4) entrances to the Premises.

      STOREFRONT: A new bronze (or material of equivalent value if Tenant elects within sixty (60) days of the date of this Lease not to install bronze) storefront shall be installed (same as "Reston Association" building) for the two (2) main front entrances. Landlord and Tenant acknowledge and agree that the installation of the aforesaid storefront shall be subject to the prior approval of the Reston Architectural Review Board (the "ARB"), that Landlord shall have no obligation to Tenant if the ARB does not approve the installation of the aforesaid storefront and that the Lease is not conditioned in any manner on Landlord's obtaining of ARB approval for the aforesaid storefront; provided, however, that, if the ARB does not approve the installation of the aforesaid storefront, Landlord and Tenant shall cooperate in selecting a mutually acceptable material of equivalent value for the storefront. Landlord shall use good faith efforts to obtain ARB approval, including resubmitting to the ARB for approval of the storefront if it is necessary for Landlord and Tenant to select another material for the storefront.


                                      E-I-2

      RAMPS AND STAIRS: There is a handicapped ramp in the rear of the building. A ramp and stairs shall be provided for each of the two (2) door locations to make the transition for the difference in floor slab heights of approximately 24" for space on either side of the fire wall within the Premises.



                                      E-1-3

                                    EXHIBIT F


              FORM OF CERTIFICATE AFFIRMING LEASE COMMENCEMENT DATE


      THIS EXHIBIT is attached to and made a part of that certain Lease Agreement dated as of October 28, 1991 (the "Lease"), by and between RESTON INVESTMENT PROPERTIES ASSOCIATES LIMITED PARTNERSHIP a Virginia limited partnership ("Landlord") and BEST PROGRAMS, INC., a Virginia corporation ("Tenant"). The Certificate to be provided to Tenant pursuant to Section 3.2 of the Lease shall provide as follows:

        "This Certificate is being provided to Tenant pursuant to the terms and provisions of that certain lease agreement dated as of __________________ __, 19__ (the "Lease"), by and between ________________________ and
    ________________________. This Certificate confirms the following:

                    1.     THE Lease Commencement Date is ______________,  19_.

                    2. The initial term of the Lease shall expire on _____________, 19_.

                                      EXHIBIT G

                                    [MAP GRAPHIC]

                                     [SITE MAP]

                                    EXHIBIT H

                             CLEANING SPECIFICATIONS
                        SPECIFICATIONS FOR NIGHT CLEANING
                                  TENANT SPACES

               (Includes any private bathrooms and kitchen areas)

DAILY

-        Empty and wipe all ashtrays.

-        Empty all wastebaskets and redline. Replace plastic liner as required.
         Remove trash to designated area.

-        Recyclable materials removed to designated area.

- Dust and wipe clean all telephones, tables, bookcases, file cabinets, convertors and grills, chairs and chair bases, with treated cloth, etc. Desks and credenza's will be dusted and wiped with treated cloth so as not to disturb papers and other articles therein.

-        Clean all glass furniture tops.

-        Vacuum all carpeting, detail all corners.

-        Spot clean all carpeting.

-        Sweep and mop all non-carpeted area, and maintain uniform finish.

-        Damp wipe with disinfectant cleaner all telephones.

- Clean doors, door frames, walls and switchplates to remove fingerprints, spills and other markings.

-        Clean all interior partitions, glass windows, glass entrance doors.

-        Clean all metal trimwork.

- Clean all counters and counter tops in kitchen areas. Remove dust from all spaces above finish floor.

-        Wash, clean, and polish all water coolers.

- Lights will be turned off and doors will be locked (except where specifically designated otherwise).

- Windows are to remain closed/locked and venetian blinds adjusted, as requested.

-        Police and sweep tenant balcony where lighted.

WEEKLY

- Dust clean all window frames, window sills, chair rails, convector tops, pictures or wall hangings above finish floor.

- Vacuum upholstered furniture and wipe all chair legs with treated cloth.

-        Edge vacuum all carpeted areas and dust, wipe, and polish baseboards.

-        Buff all composition floors, maintaining uniform finish daily.

-        High dusting of all area above 60" from floor with a treated cloth.

MONTHLY

-        Clean all baseboards.

-        Dust all window blinds.  Blinds to be dust free at all times.

-        Dust all lighting and ventilation fixtures.

-        Vacuum all lighting and ventilation fixtures.

- Machine scrub, strip, seal, and wax all composition floors.* Skid resistant finish to be used at all times.


* Note: Some special floor treatments may exist in certain tenant areas. When an unfamiliar surface is encountered, check with building management.

AS NEEDED

-        Wash out waste receptacles as necessary.

-        Any work defined herein is at the discretion of the Owner.

                        SPECIFICATIONS FOR NIGHT CLEANING

                              GENERAL COMMON AREAS


DAILY

- Sweep all entries from curb to entry door including sidewalks and stairs.

- Empty and damp wipe all ashtrays. Remove all debris. Refill sand as necessary.

-        Empty all wastebaskets and reline.

-        Dust and clean lobby directory.

-        Dust and clean lobby furniture.

-        Clean composition/floors (sweep and mop), and maintain uniform finish.

-        Dust all window ledges and frames.

-        Polish all architectural metal.

-        Vacuum all carpeted areas and spot clean as necessary.

-        Dust, clean, and spot clean all pictures and wall hangings.

-        Sweep, mop and buff lobby terrazzo or granite floor.

-        Dust any fire extinguisher cabinets.

-        Clean, polish and sanitize drinking fountains.

- Spot clean mail chutes, metal trimwork, doors, door frames, walls and light switches to remove fingerprints, smudges, water and other marks.

- Wash all entrance door and transom glass inside and out. Clean out all cigarette urns.


WEEKLY

-        Buff composition floors, and maintain uniform finish.

-        Dust clean all walls from floor to ceiling.

-        Remove streaks, smudges and stains from walls and wallcovering.

-        Vacuum all lobby furniture.


MONTHLY

- Dust clean all exterior light fixtures, inside and out, within 10' of floor.

-        Dust clean all walls from floor to within 15'.  Spot clean as required.


AS REQUIRED

- Strip, seal, and refinish floors as necessary. (Only skid resistant finish to be used).

                        SPECIFICATIONS FOR NIGHT CLEANING

                                    RESTROOMS


DAILY

- Damp wipe with mild, non-abrasive detergent all doors, kickplates, door frames, walls, light switches, glass thresholds and partitions.

- Clean and polish towel and toilet tissue dispensers, flushometers, shelves, piping, tampon machines, toilet hinges and other metal surfaces to remove all soil as necessary.

- Clean glass mirrors and vanity top removing all fingerprints, streaks, smudges, and splash marks.

- Empty and damp wipe all waste containers using proper odorless disinfectant, deodorant and germicide combination cleaner. Reline with proper liner for each container, liners should be minimally visible from outside the container.

- Clean toilets, toilet seats, and urinals with proper combination non-abrasive lavatory cleaner, disinfectant and deodorizer removing all streaks, stains, and deposits. Clean and polish all chrome work.

-        Wash and disinfect both sides of toilet seats.

- Floors: Remove all litter, wet mop with proper combination lavatory cleaner of disinfectant, deodorizer and fungicide. Rinse and mop with plain water. Remove all stains from underneath sinks, toilets and urinals.

- Refill all toilet tissue, towel, sanitary napkin, and toilet seat cover dispensers.


WEEKLY

- Partitions: Wash to remove streaks, stains and smudges with proper non-abrasive combination lavatory cleaner, disinfectant and deodorizer. Remove graffiti, where possible.

-        Damp wipe all baseboards.

-        Dust ventilating diffusers and light lenses.

-        Pour clean, clear water down all traps.


MONTHLY

-        Machine scrub all ceramic flooring, and refinish.


AS NEEDED

- Tile walls: Wash completely (floor to ceiling) with proper combination cleaner, disinfectant, deodorant and fungicide.

- MAINTAIN BATHROOM IN A CLEAN AND ODOR FREE, FIRST-CLASS CONDITION AT ALL TIMES. PARTICULAR ATTENTION SHOULD BE PAID TO MAINTAIN DETAILED CLEAN CORNERS, GROUT, AND AREAS WHICH CAN ACCUMULATE GRIME.

                                    EXHIBIT I


                              RULES AND REGULATIONS


         THIS EXHIBIT is attached to and made a part of that certain Lease Agreement dated as of October 28, 1991 (the "Lease"), by and between RESTON INVESTMENT PROPERTIES ASSOCIATES LIMITED PARTNERSHIP, a Virginia limited partnership ("Landlord") and BEST PROGRAMS, INC., a Virginia corporation ("Tenant").

         1. Tenant shall not obstruct or encumber or use for any purpose other than ingress and egress to and from the Premises any sidewalk, entrance, passage, court, elevator, vestibule, stairway, corridor, hall or other part of the Building not exclusively occupied by the Tenant. Landlord shall have the right to control and operate the public portions of the Building and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and other public portions or facilities of the Building by other tenants. Tenant shall coordinate in advance with Landlord's property management department all deliveries to the Building so that arrangements can be made to minimize such interference. Tenant and its employees shall not use any of the parking spaces designated for use by visitors only or the roof of the Building.

         2. Tenant shall not place any showcase, mat or other article in any common or public area of the Building.

         3. Tenant shall not use the water and wash closets and other plumbing fixtures for any purpose other than those for which they were constructed, and Tenant shall not place any debris, rubbish, rag or other substance therein.

         4. Tenant shall not construct, maintain, use or operate within their respective premises any electrical device, wiring or apparatus in connection with a loudspeaker system or other sound system without Landlord's prior written consent. Tenant shall not construct, maintain, use or operate any such loudspeaker or sound system outside of the Premises.

         5. Tenant shall not bring any vehicle, animal, bird or pet of any kind into the Building, and Tenant shall not bring any bicycle into the Premises except through a rear entrance door that accesses only the Premises and not any common area. Tenant shall not do or permit any cooking on the Premises, except for microwave cooking and use of coffee machines by Tenant's employees for their own consumption. Tenant shall not cause or permit any unusual or objectionable odor to be produced upon or permeate from the Premises. Tenant, at Tenant's expense, shall comply with all laws, orders, ordinances and regulations of federal, state, county and municipal authorities and with directions of public officers, departments, boards or similar entities thereunder, and with the Occupational Safety and Health Act, respecting all matters of occupancy, condition or maintenance of the Premises, whether such orders or directions shall be directed to Tenant or Landlord and Tenant shall hold Landlord harmless from cost or expense on account thereof.

        6. Tenant shall not use any space in the Building for the sale of goods to the public in the manner of a retail establishment or for the sale at auction of goods or property of any kind. Tenant shall not suffer or permit any trade or occupation or activity to be carried on or use made of the Premises which shall be unlawful, noisy, offensive or injurious to any person or property.

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         7. Tenant shall not place on any floor a load exceeding the floor load per square foot which such floor was designed to carry. Landlord shall have the right to prescribe the weight, position and manner of installation of safes and other heavy items. Landlord shall have the right to repair or replace at Tenant's expense any damage caused by Tenant's moving property into or out of the Premises or due to the same being in or upon the Premises or to require Tenant to do the same. Tenant shall not receive into the Building or carry into the elevators any furniture, equipment or bulky item except as approved by the Landlord, and any such furniture, equipment and bulky item shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator. Tenant shall remove promptly from sidewalks adjacent to the Building items delivered for Tenant.

         8. Tenant shall not place additional locks or bolts of any kind on any door or window or make any change in any lock or locking mechanism without Landlord's prior written approval. Tenant shall keep doors leading to a corridor or main hall closed during business hours except as such doors may be used for ingress or egress. Upon the termination of its tenancy, Tenant shall deliver to Landlord the operations manual for any security or other system installed by Tenant and all keys furnished to or procured by Tenant, and if any key so furnished is not delivered, then Tenant shall pay the replacement cost thereof. Tenant's key system shall be separate from that for the rest of the Building.

         9. Tenant shall not install or operate in the Premises any equipment that operates on greater than 110 volt power without obtaining Landlord's prior written consent. Landlord hereby acknowledges that Tenant will install its IBM AS 400 mini-computer (and its universal power supply for such mini-computer). Landlord may condition such consent upon Tenant's payment of additional rent in compensation for the excess consumption of electricity or other utilities and for the cost of any additional wiring or apparatus that may be occasioned by the operation of such equipment. Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or changes in the use of, the water system, heating system, plumbing system, air-conditioning system or electrical system of the Premises or the Building, without obtaining Landlord's prior written consent, which consent may be granted or withheld in Landlord's sole and absolute discretion. If any equipment of Tenant causes noise or vibration that may be transmitted to such a degree as to be objectionable to Landlord or any tenant in the Building, then Landlord shall have the right to install at Tenant's expense vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord or to require Tenant to do the same.

         10. Landlord may exclude from the Building any person who does not properly identify himself to the Building management or guard on duty. Landlord may require any person admitted to or leaving the Building to register.

         11. Tenant shall not use the Premises for lodging.

         12. Before closing and leaving the Premises at any time, Tenant shall close all windows and turn off all lights. Tenant shall cooperate with Landlord's efforts to conserve energy. Tenant shall utilize the Building's venetian blinds, if any, in such a manner as to assist the Landlord in maintaining reasonably comfortable temperatures in the Building.

         13. Tenant shall not request Landlord's employees to do anything outside of such employees' regular duties without Landlord's prior written consent. Tenant's special requirements will be attended to only upon application to Landlord, and any such special requirements shall be billed to Tenant in accordance with the schedule of charges maintained by Landlord from time to time or as is agreed upon in writing in advance by Landlord and Tenant.


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
Tenant shall not employ any employee of Landlord for any purpose whatsoever without Landlord's prior written consent.

        14. Canvassing, soliciting and peddling in the Building are prohibited. Tenant shall cooperate to prevent the same.

        15. Only hand trucks equipped with rubber tires and side guards may be used in the Building. Tenant shall be responsible for loss or damage resulting from any delivery made by or for Tenant.

        16. Tenant shall comply with standards prescribed by Landlord for curtains, drapes, blinds, shades, screens, lights and ceilings, including standards designed to give the Building a uniform, attractive appearance.

        17. Drapes (whether installed by Landlord or Tenant) which are visible from the exterior of the Building shall be cleaned by Tenant at least once a year at Tenant's expense.

        18. Landlord may, upon request of Tenant, waive Tenant's compliance with any of the rules, provided that no waiver (a) shall be effective unless signed by Landlord, (b) shall relieve Tenant from the obligation to comply with such rule in the future unless otherwise agreed in writing by Landlord, (c) granted to any tenant shall relieve any other tenant from the obligation of complying with these rules and regulations, and (d) shall relieve Tenant from any liability for any loss or damage resulting from Tenant's failure to comply with any rule.

        19. Flammable, explosive or other hazardous liquids and materials shall not be brought on the Premises or into the Building without the prior written consent of Landlord.

        20. Tenant shall store all trash and garbage within the Premises and shall not burn or otherwise dispose of any trash or garbage in or about the Premises or in any of the common areas of the Building.


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